This prospectus supplement relates to an effective registration statement under the Securities Act of 1933, but it is not complete and may be changed. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and they are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(3)

PROSPECTUS SUPPLEMENT	Registration Statement No. 333-134937
(To Prospectus Dated June 12, 2006)	333-134937-01

SUBJECT TO COMPLETION, DATED JUNE 12, 2006

            Enhanced Trust Preferred Securities

KeyCorp Capital VIII

            % Enhanced Trust Preferred Securities

(Liquidation amount $25 per trust preferred security)

Fully and unconditionally guaranteed, to the extent described herein, by

KeyCorp

The     % Enhanced Trust Preferred Securities, which are referred to as the “trust preferred securities,” will be issued by KeyCorp Capital VIII, a Delaware statutory trust, which may also be referred to as the “Issuer Trust.” KeyCorp, an Ohio corporation, will own all of the outstanding trust common securities of the Issuer Trust and will fully and unconditionally guarantee, on a subordinated basis, payment of amounts due on the trust preferred securities to the extent described in this prospectus supplement. The Issuer Trust will use the proceeds received in connection with the sale of the trust preferred securities and trust common securities to purchase     % junior subordinated debentures due     , 2066 issued by KeyCorp, which are referred to as the “junior subordinated debentures”.

Distributions on the trust preferred securities will be cumulative from the date of original issuance and will be payable quarterly in arrears on             ,              ,              and              of each year, commencing             , 2006.

We may elect to defer interest payments on the junior subordinated debentures as described in this prospectus supplement. If we have elected to defer interest payments for a period of more than five consecutive years, we will be required to sell our common shares and/or perpetual non-cumulative preferred shares and to pay interest on the junior subordinated debentures only from the net proceeds of those sales, subject to certain conditions. If we do not pay interest on the junior subordinated debentures, the Issuer Trust will not make the corresponding distributions on the trust preferred securities. KeyCorp will guarantee payment of distributions on the trust preferred securities only to the extent it makes corresponding payments to the Issuer Trust on the junior subordinated debentures.

We may redeem the junior subordinated debentures in whole or in part on or after     , 2011, or in whole at any time if certain changes occur in tax or investment company laws or regulations or if the trust preferred securities cease to constitute Tier 1 capital of KeyCorp for regulatory capital purposes. We will not redeem the junior subordinated debentures unless we obtain the prior approval of the Board of Governors of the Federal Reserve System to do so, if such approval is then required. To the extent we redeem the junior subordinated debentures, the Issuer Trust must redeem a corresponding amount of the trust preferred securities.

The trust preferred securities are expected to be approved for listing on the New York Stock Exchange, subject to official notice of issuance. We expect trading in the trust preferred securities on the New York Stock Exchange under the symbol “    ” to begin within 30 days after the original issue date.

Investing in the trust preferred securities involves risks. See “ Risk Factors” beginning on page S-14.

PRICE $     PER TRUST PREFERRED SECURITY

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

These securities are not insured by the Federal Deposit Insurance Corporation or any other governmental agency. These securities are not savings accounts or deposits.

	Price to Public(1)	Underwriting Discounts and Commissions(2)	Proceeds to the Trust(1)(2)
Per trust preferred security	$	$	$
Total	$	$	$

(1)	Plus accrued distributions from , 2006, if settlement occurs after that date.
(2)	Because KeyCorp Capital VIII will use all of the proceeds from the sale of the trust preferred securities and its trust common securities to purchase junior subordinated debentures of KeyCorp, KeyCorp will pay all underwriting discounts and commissions.

The underwriters expect to deliver the trust preferred securities in book-entry form only through the facilities of The Depository Trust Company against payment in New York, New York on or about     , 2006.

This prospectus supplement and the accompanying prospectus may be used by our broker-dealer affiliate, McDonald Investments Inc., in connection with offers and sales of the trust preferred securities in market-making transactions, at negotiated prices related to prevailing market prices at the time of sale or otherwise. McDonald Investments Inc. may act as principal or agent in such transactions. KeyBanc Capital Markets is a division of McDonald Investments Inc.

Joint Book-Running Managers
UBS Investment Bank	KeyBanc Capital Markets

Citigroup

Merrill Lynch & Co.

Morgan Stanley

Wachovia Securities

Credit Suisse

Deutsche Bank Securities

Goldman, Sachs & Co.

RBC Capital Markets

    , 2006

Prospectus Supplement

Prospectus

i

ABOUT THIS PROSPECTUS SUPPLEMENT

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates. KeyCorp’s business, financial condition, results of operations and prospects may have changed since such dates.

If there is any inconsistency between the information in this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus supplement to “we,” “us,” “our” or similar references mean KeyCorp.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20002. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. In addition, our SEC filings are available to the public at the SEC’s Internet site at http://www.sec.gov and through the New York Stock Exchange Inc., 20 Broad Street, New York, New York 10005.

In this prospectus supplement, as permitted by law, we “incorporate by reference” information from other documents that we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus supplement is considered to be automatically updated and superseded. In other words, in case of a conflict or inconsistency between information contained in this prospectus supplement and information incorporated by reference into this prospectus supplement, you should rely on the information contained in the document that was filed later.

We incorporate by reference the documents listed below and any documents we file with the SEC in the future under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until our offering is completed:

•	Annual Report on Form 10-K for the year ended December 31, 2005;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2006; and

•	Current Reports on Form 8-K filed on January 20, 2006 (two reports); February 8, 2006; March 10, 2006; April 5, 2006; and April 18, 2006.

Information furnished under Item 2.02 or 7.01 of our Current Reports on Form 8-K is not incorporated by reference.

You may request a copy of any of these filings, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, at no cost, by writing to or telephoning us at the following address:

KeyCorp

127 Public Square

Cleveland, Ohio 44114-1306

Attention: Investor Relations

(216) 689-6300

The Issuer Trust has no separate financial statements. The statements would not be material to the holders of the trust preferred securities because the Issuer Trust has no independent operations.

SUMMARY OF OFFERING

This summary highlights information contained in this prospectus supplement and the accompanying prospectus. This summary is not complete and does not contain all the information that you should consider before investing in the trust preferred securities. You should read this entire prospectus supplement and the accompanying prospectus carefully, especially the risks of investing in the trust preferred securities set forth under the caption “Risk Factors” beginning on page S-14, to determine whether an investment in the trust preferred securities is appropriate for you.

Issuer Trust	KeyCorp Capital VIII is a Delaware statutory trust created solely for the purpose of issuing trust preferred securities to investors and trust common securities to us and investing the aggregate proceeds in an equivalent amount of our junior subordinated debentures. The junior subordinated debentures will be the sole assets of the Issuer Trust.

The Issuer Trust has its principal office and mailing address at c/o KeyCorp, 127 Public Square, Cleveland, Ohio 44114-1306, and its telephone number is (216) 689-6300.

The Offering	The Issuer Trust is offering trust preferred securities with a liquidation amount of $25 per trust preferred security. Each trust preferred security will represent an undivided preferred beneficial interest in the assets of the Issuer Trust. The Issuer Trust will use the proceeds from the sale of its trust preferred securities and the trust common securities to purchase the junior subordinated debentures from KeyCorp. The Issuer Trust will pass through to you as distributions the interest payments it receives from KeyCorp on the junior subordinated debentures. The diagram to the left outlines a simplified form of the relationship among investors in the trust preferred securities, the Issuer Trust, the junior subordinated debentures, KeyCorp and the subordinated guarantee of the trust preferred securities by KeyCorp. As shown to the left:

	•	The Issuer Trust issues the trust preferred securities.
	•	The Issuer Trust uses the proceeds from the issuance of the trust preferred securities and the trust common securities to purchase junior subordinated debentures issued by KeyCorp.
	•	KeyCorp makes quarterly payments on the junior subordinated debentures.
	•	The Issuer Trust uses the quarterly interest payments it receives from KeyCorp to pay the quarterly distributions to the holders of the trust preferred securities.
	•	KeyCorp will guarantee, on a subordinated basis, payments of amounts due on the trust preferred securities to the extent provided under the captions “Description of the Trust Preferred Securities” and “Description of the Guarantee” in this prospectus supplement.

See the discussion below under the caption “Relationship Among the Trust Preferred Securities, the Junior Subordinated Debentures and the Guarantee” in this prospectus supplement.

Distributions	Distributions on the trust preferred securities will be cumulative from the date they are issued and will be payable quarterly in arrears at the annual rate of % on , , and of each year, beginning , 2006, unless they are deferred as described below. The amount of distributions payable for any period will be computed on the basis of a 360-day year consisting of twelve 30-day months.

Distribution Deferral	We may, on one or more occasions, defer the quarterly interest payments on the junior subordinated debentures for one or more periods (each, an “Optional Deferral Period”) of up to 20 consecutive quarterly periods, or five years. In other words, we may declare at our discretion up to a five-year interest payment moratorium on the junior subordinated debentures and may choose to do that on more than one occasion. A deferral of interest payments cannot extend, however, beyond the maturity date of the junior subordinated debentures, nor can we begin a new Optional Deferral Period until we have paid all accrued interest on the junior subordinated debentures from the previous Optional Deferral Period.

After the occurrence of one or more Optional Deferral Periods that continue for five consecutive years, our payment of interest is subject to the limitations and related obligations described below in this summary under the captions “Obligations After Five Years of Optional Deferral” and “Alternative Payment Mechanism”, including that an event of default relating to non-payment of interest or breach of those obligations will not entitle the junior trustee or the holders of the junior subordinated debentures to declare the principal amount of the junior subordinated debentures immediately due and payable prior to the expiration of ten consecutive years of non-payment of interest.

If we defer interest payments on the junior subordinated debentures, the Issuer Trust also will defer distributions on the trust preferred securities. Any deferred interest on the junior subordinated debentures will accrue additional interest at an annual rate of % (which rate will be equal to the annual interest rate on the junior subordinated debentures), compounded quarterly, to the extent permitted by applicable law. Once we pay all deferred interest payments on the junior subordinated debentures, including all accrued interest, we may again defer interest payments on the junior subordinated debentures as described above, but not beyond the maturity date of the junior subordinated debentures.

We will provide to the Issuer Trust written notice of any optional deferral of interest at least ten and not more than 60 business days prior to the applicable interest payment date, and any such notice will be forwarded promptly by the Issuer Trust to each holder of record of trust preferred securities.

If we defer interest for a period of five consecutive years from the commencement of an Optional Deferral Period, we will be required to pay all accrued and unpaid interest from the proceeds of the issuance of common shares and/or perpetual non-cumulative preferred shares pursuant to the Alternative Payment Mechanism, as described below under the caption “Obligations After Five Years of Optional Deferral.” We may pay the accrued and unpaid interest at any time during an Optional Deferral Period.

Obligations After Five Years of Optional Deferral	If we fail to pay all accrued and unpaid interest on the junior subordinated debentures for a period of five consecutive years following the commencement of an Optional Deferral Period:

• unless we notify the Issuer Trust that a Market Disruption Event (as defined below) has occurred, we will be required to sell our common shares and/or perpetual non-cumulative preferred shares pursuant to the Alternative Payment Mechanism and use the net proceeds of those sales to pay all accrued and unpaid interest on the junior subordinated debentures on or prior to the next interest payment date, in each case as described below under the caption “Alternative Payment Mechanism”; and

• we will be prohibited from paying interest on the junior subordinated debentures from any other source until all accrued and unpaid interest has been paid pursuant to the Alternative Payment Mechanism.

Our use of other sources to fund interest payments would be a breach of our obligations under the junior subordinated debentures, but would not be an event of default under the indenture. In addition, our failure to pay interest on the junior subordinated debentures for an additional period of up to five consecutive years following an Optional Deferral Period will not constitute a default under the indenture giving rise to any remedy if we notify the Issuer Trust that a Market Disruption Event has occurred and will not constitute an event of default giving rise to acceleration rights until interest has been unpaid for ten consecutive years, as described below. See the discussion below under the captions “Description of the Junior Subordinated Debentures—Obligations After Five Years of Optional Deferral” and “—Market Disruption Events”. However, an event of default under the indenture will occur, notwithstanding the occurrence of any Market Disruption Event, if we fail to pay all accrued and unpaid interest for a period of more than ten consecutive years.

In the absence of a Market Disruption Event, if we fail to pay all accrued and unpaid interest on the junior subordinated debentures on or by the next interest payment date following a five-year Optional Deferral Period, such failure shall constitute an event of default under the indenture; however, prior to the expiration of ten consecutive years of non-payment of interest, the occurrence of such a default shall not entitle the junior trustee or the holders of the junior subordinated debentures to declare the principal amount of the junior subordinated debentures immediately due and payable. Instead, the junior trustee and the holders of the junior subordinated debentures shall, prior to the expiration of ten consecutive years of non-payment of interest, only have the right to seek payment of such interest.

Alternative Payment Mechanism	Subject to the exclusion described under the caption “Market Disruption Events” below, if we have optionally deferred interest payments otherwise due on the junior subordinated debentures for a period of more than five consecutive years, we will be required to sell our common shares and/or perpetual non-cumulative preferred shares until we have raised an amount of Eligible Equity Proceeds, as described below, at least equal to the aggregate amount of interest on the junior subordinated debentures that will be accrued and unpaid as of the next interest payment date. We have agreed to pay all accrued and unpaid interest on the junior subordinated debentures on the next interest payment date to the extent, and only to the extent, of those Eligible Equity Proceeds, provided that our use of other sources of funds to pay interest payments would not, by itself, be an event of default under the indenture that would permit the Issuer Trust or holders of trust preferred securities to accelerate the junior subordinated debentures.

For each interest payment date, “Eligible Equity Proceeds” means the net proceeds (after underwriters’ or placement agents’ fees, commissions or discounts and other expenses relating to the issuances) we have received during the 180-day period prior to that interest payment date from the sale or offering of any combination of the following equity securities to persons that are not our affiliates:

	•	our common shares, including treasury shares and common shares sold pursuant to our dividend reinvestment plan and employee benefit plans; and/or

	•	our perpetual non-cumulative preferred shares;

provided, in each case, that we have obtained the prior approval of the Board of Governors of the Federal Reserve System (including the Federal Reserve Bank of Cleveland or any other Federal Reserve Bank having primary regulatory authority over us, the “Federal Reserve”) for the issuance and sale of such securities, if such approval is then required.

Market Disruption Events	A “Market Disruption Event” means the occurrence or existence of any of the following events or sets of circumstances:

	•	trading in securities generally on the New York Stock Exchange or any other national securities exchange or over-the-counter market on which our common shares and/or preferred shares are then listed or traded shall have been suspended or its settlement generally shall have been materially disrupted;

	•	we would be required to obtain the consent or approval of a regulatory body (including, without limitation, any securities exchange) or governmental authority to issue shares of our common shares and/or perpetual non-cumulative preferred shares, and we fail to obtain that consent or approval notwithstanding our commercially reasonable efforts to obtain that consent or approval (including, without limitation, failing to obtain approval for such issuance from the Federal Reserve after having given notice to the Federal Reserve as required under the indenture); or

•	an event occurs and is continuing as a result of which the offering document for the offer and sale of our common shares and/or perpetual non-cumulative preferred shares would, in our reasonable judgment, contain an untrue statement of a material fact or omit to state a material fact required to be stated in that offering document or necessary to make the statements in that offering document not misleading and either (a) the disclosure of that event at the time the event occurs, in our reasonable judgment, would have a material adverse effect on our business or (b) the disclosure relates to a previously undisclosed proposed or pending material business transaction, the disclosure of which would impede our ability to consummate that transaction, provided that one or more events described under this bullet shall not constitute a Market Disruption Event with respect to more than one interest payment date.

We will be excused from our obligations under the Alternative Payment Mechanism in respect of any interest payment date if we provide written certification to the Issuer Trust (which the Issuer Trust will promptly forward upon receipt to each holder of record of trust preferred securities) no more than 20 and no fewer than ten business days in advance of that interest payment date certifying that:

• a Market Disruption Event was existing after the immediately preceding interest payment date; and

• either (a) the Market Disruption Event continued for the entire period from the business day immediately following the preceding interest payment date to the business day immediately preceding the date on which that certification is provided or (b) the Market Disruption Event continued for only part of this period, but we were unable after commercially reasonable efforts to raise sufficient Eligible Equity Proceeds during the rest of that period to pay all accrued and unpaid interest.

Our certification of a Market Disruption Event will identify which type of Market Disruption Event has occurred with respect to the applicable interest payment date, and the date(s) on which that event occurred or existed.

If, due to a Market Disruption Event, we were able to raise some, but not all, Eligible Equity Proceeds in respect of an interest payment date, we will apply any available Eligible Equity Proceeds to pay accrued and unpaid interest on the applicable interest payment date, and you will be entitled to receive your pro rata share of any amounts received on the junior subordinated debentures; provided, however, that if we have outstanding securities in addition to the junior subordinated debentures under which we are obligated to sell common shares and/or perpetual non-cumulative preferred shares and apply the net proceeds to the payment of deferred interest, then on any date and for any period the amount of net proceeds received by us from those sales and available for payment of the deferred interest shall be applied to the junior subordinated debentures and those other securities on a pro rata basis, or on such other basis as the Federal Reserve may approve.

Dividend Stopper	As a consequence of any deferral of payment of interest on the junior subordinated debentures, distributions on the trust preferred securities would be deferred (but would continue to accumulate additional distributions at the rate per annum described herein for the trust preferred securities) by the Issuer Trust during the Optional Deferral Period. During any applicable Optional Deferral Period, and, after a five year Optional Deferral Period, until we have paid all accrued and unpaid interest, we have agreed not to, and not to permit any subsidiary to:

	•	declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of our capital stock;

	•	make any payment of principal of or interest or premium, if any, on or repay, repurchase or redeem any of our debt securities that rank on a parity in all respects with or junior in interest to the corresponding junior subordinated debentures; or

	•	make any guarantee payments on any guarantee of debt securities of any of our subsidiaries (including under other guarantees of junior subordinated debentures) if the guarantee ranks equally with or junior in interest to the junior subordinated debentures, except in some circumstances.

Prior to the termination of any applicable Optional Deferral Period, we may further defer the payment of interest.

This covenant will also apply if:

	•	we have actual knowledge of an event that with the giving of notice or the lapse of time, or both, would constitute a debenture default under the junior indenture with respect to the junior subordinated debentures and we have not taken reasonable steps to cure the event, and

	•	if the junior subordinated debentures are held by an Issuer Trust, we are in default with respect to its payment of any obligations under the guarantee related to the related trust preferred securities.

Optional Redemption	We may redeem the trust preferred securities, in whole or in part, at any time on or after , 2011, at a redemption price equal to the total liquidation amount of the trust preferred securities to be redeemed plus accumulated and unpaid distributions to the redemption date.

Special Event Redemption	We may elect to redeem the trust preferred securities, in whole but not in part, at any time upon the occurrence of:

	•	changes in U.S. federal income tax laws or regulations that could have adverse tax consequences for us or the Issuer Trust,

	•	changes in laws or regulations that pose more than an insubstantial risk that the Issuer Trust will be required to register as an “investment company” under the Investment Company Act of 1940, as amended, or

	•	changes that could prevent us from treating an amount equal to the liquidation amount of the trust preferred securities as “Tier 1” capital for purposes of the applicable Federal Reserve capital adequacy guidelines, in each case, for a redemption price equal to the total liquidation amount of the trust preferred securities to be redeemed plus accumulated and unpaid distributions to the redemption date.

Replacement Capital Covenant	Around the time of the initial issuance of the junior subordinated debentures, we will enter into a Replacement Capital Covenant (as defined under the caption “Certain Terms of the Replacement Capital Covenant”) in which we will covenant for the benefit of holders of a specified series of our indebtedness, other than the junior subordinated debentures, or in certain limited cases a specified series of indebtedness of our banking subsidiary, KeyBank National Association, that we will not redeem or repurchase the junior subordinated debentures and the Issuer Trust will not redeem or repurchase the trust preferred securities on or before , 2036, unless (a) subject to certain limitations, during the 180 days prior to the date of that redemption or repurchase we have received proceeds from the sale of specified securities that (i) have equity-like characteristics that are the same as, or more equity-like than, the applicable characteristics of the junior subordinated debentures at that time and (ii) qualify as Tier 1 capital of KeyCorp under the applicable capital guidelines of the Federal Reserve and (b) we have obtained the prior approval of the Federal Reserve, if such approval is then required. The Replacement Capital Covenant is not intended for the benefit of holders of the junior subordinated debentures or trust preferred securities and may not be enforced by them, and the Replacement Capital Covenant is not a term of the indenture, the trust agreement, the junior subordinated debentures or the trust preferred securities.

Liquidation Preference	Upon any dissolution, winding-up or liquidation of the Issuer Trust involving the liquidation of the junior subordinated debentures, the holders of the trust preferred securities will be entitled to receive, out of assets held by the Issuer Trust, subject to the rights of any creditors of the Issuer Trust, the liquidation distribution in cash. The Issuer Trust will be able to make this distribution of cash only if we redeem the junior subordinated debentures.

The Guarantee	We will fully and unconditionally guarantee the payment of all amounts due on the trust preferred securities to the extent the Issuer Trust has funds available for payment of such distributions. The guarantee will be subordinated to our other indebtedness to the extent described below under the caption “Ranking of the Junior Subordinated Debentures and Guarantee”.

We also are obligated to pay most of the expenses and obligations of the Issuer Trust (other than the Issuer Trust’s obligations to make payments on the trust preferred securities and common securities, which are covered only by the guarantee).

The guarantee does not cover payments when the Issuer Trust does not have sufficient funds to make payments on the trust preferred securities. In other words, if we do not make a payment on the junior subordinated debentures, the Issuer Trust will not have sufficient funds to make payments on the trust preferred securities, and the guarantee will not obligate us to make those payments on the Issuer Trust’s behalf. In addition, our obligations under the guarantee are subordinate to our obligations to other creditors to the same extent as the junior subordinated debentures. For more information, see the discussion below under the caption “Description of the Guarantee”.

Ranking of the Junior Subordinated Debentures and Guarantee

Our payment obligations under the junior subordinated debentures and the guarantee will be unsecured and will rank junior and be subordinated in right of payment and upon liquidation to all of our current and future indebtedness, other than trade account payables and accrued liabilities arising in the ordinary course of business; provided, however, that the junior subordinated debentures and the guarantee will rank equally in right of payment with any Pari Passu Securities. “Pari Passu Securities” means: (i) indebtedness that, among other things, (a) qualifies or is issued to financing vehicles issuing securities that qualify as Tier 1 capital of KeyCorp under the applicable capital guidelines of the Federal Reserve and (b) by its terms ranks equally in right of payment and upon liquidation with the     % Junior Subordinated Debentures due     , 2066 to be issued in connection with this offering; and (ii) guarantees of indebtedness described in clause (i) or securities issued by one or more financing vehicles described in clause (i). “Pari Passu Securities” does not include our junior subordinated debentures or guarantees issued in connection with our currently outstanding and future traditional trust preferred securities, each of which will rank senior to the trust preferred securities being issued by the Issuer Trust.

As a holding company, our assets primarily consist of the equity securities of our subsidiaries. As a result, the ability of holders of the junior subordinated debentures to benefit from any distribution of assets of any subsidiary upon the liquidation or reorganization of such subsidiary is subordinate to the prior claims of present and future creditors of that subsidiary. The trust preferred securities, the junior subordinated debentures and the guarantee do not limit our or our subsidiaries’ ability to incur additional debt, including debt that ranks senior in priority of payment to the junior subordinated debentures and the guarantee. At March 31, 2006, our indebtedness and obligations, on an unconsolidated basis, totaled approximately $4.2 billion, all of which will rank senior in right of payment and upon liquidation to the junior subordinated debentures. In addition, the junior subordinated debentures will be effectively subordinated to all of our subsidiaries’ existing and future indebtedness and other obligations, including, but not limited to, obligations to depositors. At March 31, 2006, our subsidiaries’ total deposits and borrowings were approximately $75.2 billion.

Voting Rights	Holders of the trust preferred securities will have only limited voting rights and, except upon the occurrence of certain events described in this prospectus supplement, will not be entitled to vote.

Dissolution of the Issuer Trust and Distribution of the Junior Subordinated Debentures	We can dissolve the Issuer Trust at any time, subject to obtaining the prior approval of the Federal Reserve to do so, if such approval is then required.

If we dissolve the Issuer Trust, or if it dissolves because of other specified events (such as bankruptcy), the Issuer Trust will distribute the junior subordinated debentures to holders of the trust preferred securities and the trust common securities on a proportionate basis.

Use of Proceeds	The Issuer Trust will use the proceeds from the offering of the trust preferred securities to purchase the junior subordinated debentures issued by us. We expect to use the net proceeds from the sale of the junior subordinated debentures to the Issuer Trust for general corporate purposes, which may include:

	•	reducing or refinancing existing debt;

	•	repurchasing outstanding trust preferred securities;

	•	investments at the holding company level;

	•	investing in, or extending credit to, our operating subsidiaries;

	•	possible acquisitions or other business combinations; and

	•	share repurchases.

Listing of Trust Preferred Securities

We intend to list the trust preferred securities on the New York Stock Exchange and expect trading in the trust preferred securities on the New York Stock Exchange to begin within 30 days after the original issue date.

Expected Ratings	We expect that the trust preferred securities will be rated , and by Moody’s Investor Services, Standard & Poor’s and Fitch Ratings, respectively. None of these securities ratings is a recommendation to buy, sell or hold these securities. Each rating may be subject to revision or withdrawal at any time, and should be evaluated independently of any other rating.

Form of the Trust Preferred Securities

The trust preferred securities will be represented by one or more global securities that will be deposited with and registered in the name of The Depository Trust Company, New York, New York. This means that you will not receive a certificate for your trust preferred securities and the trust preferred securities will not be registered in your name. For more details, see below under the caption “Book-Entry Issuance” in this prospectus supplement.

U.S. Federal Income Tax Consequences

In connection with the issuance of the trust preferred securities, Squire, Sanders & Dempsey L.L.P., as special tax counsel, will render its opinions to us and the Issuer Trust that, for United States federal income tax purposes, (i) the Issuer Trust will be classified as a grantor trust and not an association taxable as a corporation and (ii) the junior subordinated debentures will be classified as indebtedness (although there is no clear authority on point). These opinions are subject to certain customary conditions. See below under the caption “Certain United States Federal Income Tax Consequences” in this prospectus supplement.

ERISA Considerations	If you are a fiduciary of a pension, profit-sharing or other employee benefit plan subject to Title 1 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), you should consider the requirements of ERISA and the Code in the context of the plan’s particular circumstances and ensure the availability of an applicable exemption before authorizing an investment in the trust preferred securities. See below under the caption “ERISA Considerations” in this prospectus supplement.

Risk Factors	See below under the caption “Risk Factors” in this prospectus supplement and the other information in this prospectus supplement and our reports incorporated by reference therein for a discussion of factors you should carefully consider before deciding to invest in the trust preferred securities.

SELECTED CONSOLIDATED FINANCIAL INFORMATION

The following is our selected audited consolidated financial information for each of the years in the three-year period ended December 31, 2005, and our selected unaudited consolidated financial information for each of the three-month periods ended March 31, 2006 and 2005. You should read the following information together with our consolidated financial statements and notes thereto incorporated by reference into this prospectus supplement and the accompanying prospectus.

	Three Months Ended March 31,		Year Ended December 31,
(dollars in millions, except per share amounts)
	2006	2005	2005	2004	2003
	(Unaudited)		(Audited)
For the period
Interest income	$1,312	$1,065	$4,617	$3,786	$3,934
Interest expense	584	379	1,827	1,181	1,245
Net interest income	728	686	2,790	2,605	2,689
Provision for loan losses	39	44	143	185	501
Noninterest income	481	500	2,078	1,929	1,953
Noninterest expense	770	769	3,137	2,961	2,899
Income before income taxes and cumulative effect of accounting change	400	373	1,588	1,388	1,242
Income before cumulative effect of accounting change	284	264	1,129	954	903
Net income	289	264	1,129	954	903
Per common share
Income before cumulative effect of accounting change	$.70	$.65	$2.76	$2.32	$2.13
Income before cumulative effect of accounting change—assuming dilution	.69	.64	2.73	2.30	2.12
Net income	.71	.65	2.76	2.32	2.13
Net income—assuming dilution	.70	.64	2.73	2.30	2.12
Cash dividends paid	.345	.325	1.30	1.24	1.22
Book value at period end	18.85	17.58	18.69	17.46	16.73
Weighted average common shares (000)	407,386	408,264	408,981	410,585	422,776
Weighted average common shares and potential common shares (000)	413,140	413,762	414,014	415,430	426,157
At period end
Loans	$66,980	$64,018	$66,478	$63,372	$59,754
Earning assets	81,087	77,937	80,143	78,140	72,560
Total assets	93,391	90,276	93,126	90,747	84,498
Deposits	59,402	57,127	58,765	57,842	50,858
Long-term debt	14,032	14,100	13,939	14,846	15,294
Shareholders’ equity	7,638	7,162	7,598	7,117	6,969
Performance ratios
Return on average total assets	1.26%	1.18%	1.24%	1.10%	1.07%
Return on average equity	15.48	15.09	15.42	13.75	13.08
Net interest margin (taxable equivalent)	3.77	3.66	3.69	3.63	3.78
Capital ratios at period end
Equity to assets	8.18%	7.93%	8.16%	7.84%	8.25%
Tangible equity to tangible assets	6.71	6.43	6.68	6.35	6.94
Tier 1 risk-based capital	7.64	7.34	7.59	7.22	8.35
Total risk-based capital	11.91	11.58	11.47	11.47	12.57
Leverage	8.52	7.91	8.53	7.96	8.55
Asset quality data
Nonperforming loans	$295	$299	$277	$308	$694
Nonperforming assets	320	371	307	379	753
Allowance for loan losses	966	1,128	966	1,138	1,406
Net loan charge-offs	39	54	315	431	548
Nonperforming loans to period-end loans	.44%	.47%	.42%	.49%	1.16%
Nonperforming assets to period-end loans plus OREO and other nonperforming assets	.48	.58	.46	.60	1.26
Allowance for loan losses to nonperforming loans	327.46	377.26	348.74	369.48	202.59
Allowance for loan losses to period-end loans	1.44	1.76	1.45	1.80	2.35
Net loan charge-offs to average loans	.23	.34	.49	.70	.91

RISK FACTORS

Before purchasing any trust preferred securities, you should read carefully this prospectus supplement, carefully consider the risk factors included in our Annual Report on Form 10-K for the year ended December 31, 2005 and pay special attention to the following risk factors.

Because the Issuer Trust will rely on the payments it receives on the junior subordinated debentures to fund all payments on the trust preferred securities, and because the Issuer Trust may distribute the junior subordinated debentures in exchange for the trust preferred securities, you are making an investment decision regarding the junior subordinated debentures as well as the trust preferred securities. You should carefully review the information in this prospectus supplement about the trust preferred securities, the guarantee and the junior subordinated debentures before making an investment decision.

You Will Not Receive Distributions on the Trust Preferred Securities if We Elect to Defer Interest Payments on the Junior Subordinated Debentures, Which We May Do in Our Discretion for One or More Periods of Up to Five Years.

We may elect at our option to defer payment of all or part of the current and accrued interest otherwise due on the junior subordinated debentures for a period of up to 20 consecutive quarterly interest periods, or five years, as described under the caption “Description of the Junior Subordinated Debentures—Option to Defer Interest Payments.” If we fail to pay interest on the junior subordinated debentures, the Issuer Trust will make no distributions on the trust preferred securities.

We do not intend to defer interest payments on the junior subordinated debentures. However, if we do so in the future, the trust preferred securities may trade at a price that does not reflect fully the value of the accrued but unpaid distributions. Even if we do not do so, our right to defer interest payments on the junior subordinated debentures could mean that the market price for the trust preferred securities may be more volatile than that of other securities without interest deferral rights.

You May Not Receive Distributions on the Trust Preferred Securities for a Total of Up to Ten Years if One or More Market Disruption Events Occur after the First Five Years of Interest Deferral or We Are Otherwise Unable to Issue Shares.

If we elect to defer interest payments for 20 consecutive quarterly interest periods, or five years, as described under the caption “Description of the Junior Subordinated Debentures—Option to Defer Interest Payments,” we will be prohibited from paying current or accrued and unpaid interest after such Optional Deferral Period from any source other than Eligible Equity Proceeds, as described under the caption “Description of the Junior Subordinated Debentures—Alternative Payment Mechanism.” In addition, following such five-year deferral period, we may fail to pay interest for up to an additional five years—resulting in a total of up to ten years without payment of interest on the junior subordinated debentures and, accordingly, without payment of distributions on the trust preferred securities—if we have notified the Issuer Trust of the occurrence of one or more Market Disruption Events.

Even in the absence of a Market Disruption Event, our ability to sell our shares will depend on a variety of factors within and beyond our control, including, without limitation, our financial performance, the strength of the equity markets generally, the relative demand for shares of companies within our industry, dilution caused by prior share offerings, and the expectation among investors that future share offerings may cause additional dilution. It is possible that we may need shareholder approval to sell our shares, for example to approve an amendment to our articles of incorporation increasing the number of authorized shares or to comply with stock exchange regulation, and we may not be successful in obtaining this approval. If we do not sell sufficient shares to fund interest payments in these circumstances, we will not be permitted to pay interest to the Issuer Trust, even if we have cash available from other sources.

You Will Not Be Able to Accelerate Payment of the Junior Subordinated Debentures if We Fail to Pay All Accrued and Unpaid Interest on the Junior Subordinated Debentures by the Next Interest Payment Date Following a Five-Year Optional Deferral Period Until the Expiration of Ten Years After the Commencement of Such Optional Deferral Period.

In the absence of a Market Disruption Event, if we fail to pay all accrued and unpaid interest on the junior subordinated debentures on or by the next interest payment date following a five-year Optional Deferral Period, such failure shall constitute an event of default under the indenture; however, prior to the expiration of ten consecutive years after the commencement of an Optional Deferral Period, the occurrence of such an event of default shall not entitle the junior trustee or the holders of the junior subordinated debentures to declare the principal amount of the junior subordinated debentures immediately due and payable. Instead, the junior trustee and the holders of the junior subordinated debentures shall, prior to the expiration of ten consecutive years after the commencement of such Optional Deferral Period, only have the right to seek payment of such interest.

We Must Obtain Federal Reserve Approval Before Using the Alternative Payment Mechanism.

The indenture for the junior subordinated debentures provides that we must notify the Federal Reserve if the Alternative Payment Mechanism is applicable and that we may not sell our common shares or perpetual non-cumulative preferred shares or apply any Eligible Equity Proceeds to pay interest pursuant to the Alternative Payment Mechanism if such actions have not been approved by the Federal Reserve. Accordingly, if we elect to defer interest for 20 consecutive quarterly interest payment dates and do not obtain the prior approval of the Federal Reserve thereafter, we will be unable to pay interest and may continue to defer interest pending such approval for an additional period of up to 20 consecutive quarterly interest payment dates without triggering an event of default under the indenture. As a result, we could defer interest for up to 40 consecutive quarterly interest payment dates, or ten years, without being required to sell our common shares or perpetual non-cumulative preferred shares to raise Eligible Equity Proceeds.

Our Failure to Raise Eligible Equity Proceeds Is Not, by Itself, an Event of Default under the Indenture for the Junior Subordinated Debentures.

Although we are required under the terms of the indenture for the junior subordinated debentures, absent a Market Disruption Event, to pay all accrued and unpaid interest on the junior subordinated debentures after a five-year Optional Deferral Period, our failure to raise sufficient Eligible Equity Proceeds or to use other funds to pay interest will not, by itself, constitute an event of default under the indenture. In addition, an event of default under the indenture for the junior subordinated debentures will not occur if we fail to pay interest during the five-year period following the end of the initial five-year Optional Deferral Period if we have notified the Issuer Trust of the occurrence of one or more Market Disruption Events.

We Are Not Permitted to Pay Current Interest on the Junior Subordinated Debentures Until We Have Paid All Outstanding Deferred Interest, and This Could Have the Effect of Extending Interest Deferral Periods.

If we have optionally deferred interest payments otherwise due on the junior subordinated debentures for a period of more than five consecutive years, we will be prohibited from paying current interest on the junior subordinated debentures from any source other than Eligible Equity Proceeds until all accrued and unpaid interest has been paid pursuant to the Alternative Payment Mechanism, provided that our failure to pay that current interest on the junior subordinated debentures will not constitute an event of default under the indenture if we have notified the Issuer Trust of the occurrence of one or more Market Disruption Events. As a result, we may not be able to pay current interest on the junior subordinated debentures even though we have available funds if we do not undertake or complete share sales to raise sufficient proceeds to satisfy our outstanding deferred interest obligations. Accordingly, the occurrence of a Market Disruption Event could have the effect of extending interest deferral periods.

Holders of Our Senior Indebtedness Will Get Paid Before You Will Get Paid Under the Guarantee.

Our obligations under the junior subordinated debentures and the guarantee will be junior in right of payment and upon liquidation to all of our existing and future indebtedness, with certain limited exceptions. Accordingly, we will not be permitted to make any payments on the junior subordinated debentures or the guarantee if we are in default on this other indebtedness. In addition, in the event of our bankruptcy, liquidation or dissolution, our assets must be used to pay off this other indebtedness in full before any payments may be made on the junior subordinated debentures or the guarantee.

At March 31, 2006, our indebtedness and obligations, on an unconsolidated basis, totaled approximately $4.2 billion, all of which will rank senior in right of payment and upon liquidation to the junior subordinated debentures. None of the indenture pursuant to which the junior subordinated debentures will be issued, the guarantee, the certificate of trust which created the Issuer Trust or the amended and restated trust agreement limits our ability to incur additional indebtedness.

For more information, see below under the caption “Description of the Junior Subordinated Debentures— Ranking of the Junior Subordinated Debentures and Guarantee”.

Our Results of Operations Depend Upon the Results of Operations of Our Subsidiaries.

We are a holding company that conducts substantially all of our operations through our bank and other subsidiaries. As a result, our ability to make payments on the junior subordinated debentures and the guarantee will depend primarily upon the receipt of dividends and other distributions from our subsidiaries. There are various regulatory restrictions on the ability of our bank subsidiary to pay dividends or make other payments to us. At March 31, 2006, our bank subsidiary could pay a total of approximately $319 million in dividends to us in a calendar year without prior regulatory approval.

In addition, our right to participate in any distribution of assets of any of our subsidiaries upon the subsidiary’s liquidation or otherwise, and thus your ability as a holder of the trust preferred securities to benefit indirectly from such distribution, will be subject to the prior claims of creditors of that subsidiary, except to the extent that any of our claims as a creditor of such subsidiary may be recognized. As a result, the trust preferred securities will effectively be subordinated to all existing and future liabilities and obligations of our subsidiaries. Therefore, holders of the trust preferred securities should look only to our assets for payments on the junior subordinated debentures and indirectly on the trust preferred securities. Further, the junior subordinated debentures and the guarantee also will be effectively subordinated to all existing and future obligations of our subsidiaries.

At March 31, 2006, our subsidiaries’ total deposits and borrowings were approximately $75.2 billion.

If We Do Not Make Payments on the Junior Subordinated Debentures, the Issuer Trust Will Not Be Able to Pay Distributions and Other Payments on the Trust Preferred Securities and the Guarantee Will Not Apply.

The Issuer Trust’s ability to make timely distribution and redemption payments on the trust preferred securities is completely dependent upon our making timely payments on the junior subordinated debentures. If we default on the junior subordinated debentures, the Issuer Trust will lack funds for the payments on the trust preferred securities. If this happens, holders of trust preferred securities will not be able to rely upon the guarantee for payment of such amounts because the guarantee only guarantees that we will make distribution and redemption payments on the trust preferred securities if the Issuer Trust has the funds to do so itself but does not make such payments. Instead, you or the property trustee may proceed directly against us for payment of any amounts due on the trust preferred securities.

For more information, see below under the caption “Description of the Trust Preferred Securities—Trust Enforcement Events”.

Our Right to Redeem or Repurchase the Junior Subordinated Debentures Is Limited by a Covenant That We Are Making in Favor of Certain of our Debtholders.

By their terms, the junior subordinated debentures may be redeemed by us, in whole or in part, before their maturity at 100% of their principal amount plus accrued and unpaid interest on one or more occasions any time on or after     , 2011, or in whole at any time if certain changes occur in tax or investment company laws or regulations or in the treatment of the trust preferred securities as Tier 1 capital of KeyCorp under the capital guidelines of the Federal Reserve. However, around the time of the initial issuance of the junior subordinated debentures, we are entering into a “Replacement Capital Covenant,” which is described under the caption “Description of the Replacement Capital Covenant,” that will limit our right to redeem or repurchase junior subordinated debentures. In the Replacement Capital Covenant, we covenant for the benefit of holders of a specified series of our indebtedness that ranks senior to the junior subordinated debentures, or in certain limited cases holders of a specified series of indebtedness of KeyBank National Association, that we will not redeem or repurchase junior subordinated debentures or trust preferred securities on or before     , 2036 unless (a) subject to certain limitations, during the 180 days prior to the date of that redemption or repurchase we have received proceeds from the sale of specified securities that (i) have equity-like characteristics that are the same as, or more equity-like than, the applicable characteristics of the junior subordinated debentures at the time of redemption or repurchase and (ii) qualify as Tier 1 capital of KeyCorp under the applicable capital guidelines of the Federal Reserve, and (b) we have obtained the prior approval of the Federal Reserve, if such approval is then required.

Our ability to raise proceeds from qualifying securities during the 180 days prior to a proposed redemption or repurchase will depend on, among other things, market conditions at such time as well as the acceptability to prospective investors of the terms of such qualifying securities. Accordingly, there could be circumstances where we would wish to redeem or repurchase some or all of the junior subordinated debentures, including as a result of a tax event, investment company event or regulatory capital event, and, even though we have sufficient cash available for that purpose, we could be restricted from doing so because we have not been able to obtain proceeds from the sale of qualifying securities.

You May Have to Include Interest in Your Taxable Income Before You Receive Cash.

If we defer interest payments on the junior subordinated debentures, you will be required to accrue interest income for United States federal income tax purposes in respect of your proportionate share of the accrued but unpaid interest on the junior subordinated debentures held by the Issuer Trust, even if you normally report income when received. As a result, you will be required to include the accrued interest in your gross income for United States federal income tax purposes prior to your receiving any cash distribution. If you sell your trust preferred securities prior to the record date for the first distribution after a deferral period, you would never receive the cash from us related to the accrued interest that you reported for tax purposes. You should consult with your own tax advisor regarding the tax consequences of an investment in the trust preferred securities.

For more information regarding the tax consequences of purchasing the trust preferred securities, see below under the captions “Certain United States Federal Income Tax Consequences—United States Holders—Interest Income and Original Issue Discount,” “—Receipt of Junior Subordinated Debentures or Cash Upon Liquidation of the Issuer Trust” and “—Sales of Trust Preferred Securities”.

The Trust Preferred Securities May Be Redeemed Prior to Maturity; You May Be Taxed on the Proceeds and You May Not Be Able to Reinvest the Proceeds at the Same or a Higher Rate of Return.

The junior subordinated debentures (and therefore the trust preferred securities) may be redeemed in whole or in part on one or more occasions any time on or after     , 2011, or in whole upon the occurrence of certain special events relating to changes in tax or investment company laws or regulations or the treatment of the trust preferred securities as Tier 1 capital of KeyCorp under the applicable capital guidelines of the Federal Reserve, subject to receipt of any necessary Federal Reserve approval. The redemption price for the junior subordinated debentures would be equal to 100% of the principal amount plus accrued and unpaid interest. If such redemption happens, the Issuer Trust must use the redemption price it receives to redeem, on a proportionate basis, trust preferred securities and common securities having an aggregate liquidation amount equal to the aggregate principal amount of the junior subordinated debentures redeemed.

The redemption of the trust preferred securities would be a taxable event to you for United States federal income tax purposes.

In addition, you may not be able to reinvest the money that you receive in the redemption at a rate that is equal to or higher than the rate of return on the trust preferred securities.

Federal Banking Authorities May Restrict the Ability of the Issuer Trust to Make Distributions on or Redeem the Trust Preferred Securities.

Federal banking authorities will have the right to examine the Issuer Trust and its activities because the Issuer Trust is our subsidiary. Under certain circumstances, including any determination that our relationship to the Issuer Trust would result in an unsafe and unsound banking practice, these banking authorities have the authority to issue orders which could restrict the ability of the Issuer Trust to make distributions on or to redeem the trust preferred securities.

The Market Price of the Trust Preferred Securities May Not Reflect Unpaid Interest, and, as a Result, You May Suffer a Loss If You Sell Them While Interest Remains Unpaid.

Because of our right to defer interest payments on the junior subordinated debentures, the market price of the trust preferred securities may be more volatile than the market prices of similar securities that do not have this feature. If we exercise our right to defer, the market price of the trust preferred securities may decline. Accordingly, the trust preferred securities that you purchase, whether in the offering made pursuant to this prospectus supplement or in the secondary market, or the junior subordinated debentures that you may receive on liquidation of the Issuer Trust, may trade at a discount to the price that you paid.

Under Certain Circumstances, the Issuer Trust May Distribute the Junior Subordinated Debentures in Exchange for the Trust Preferred Securities, Which Could Affect the Market Price and Could Be a Taxable Event.

We may dissolve the Issuer Trust at any time. After satisfying its liabilities to its creditors, if any, the Issuer Trust may distribute the junior subordinated debentures to the holders of the trust preferred securities. We will not dissolve the Issuer Trust without the prior approval of the Federal Reserve, if such approval is then required under applicable Federal Reserve capital guidelines or policies. For further information, see below under the caption “Description of the Trust Preferred Securities—Redemption or Exchange”.

We cannot predict the market price for the junior subordinated debentures that may be distributed in exchange for the trust preferred securities. Accordingly, the trust preferred securities, or the junior subordinated debentures that you may receive on liquidation of the Issuer Trust, may trade at a discount to the price that you paid to purchase the trust preferred securities.

An Active Trading Market for the Trust Preferred Securities May Not Develop.

We intend to apply to list the trust preferred securities on the New York Stock Exchange. Trading is expected to commence within 30 days after the trust preferred securities are first issued. You should be aware that the listing of the trust preferred securities will not necessarily ensure that an active trading market will be available for the trust preferred securities or that you will be able to sell your trust preferred securities at the price you originally paid for them.

Insurance Regulators May Classify the Trust Preferred Securities as Common Equity Which Could Adversely Impact the Attractiveness of the Trust Preferred Securities to Insurance Companies and the Secondary Trading Market for Trust Preferred Securities.

The securities valuation office (“SVO”) of the National Association of Insurance Commissioners (“NAIC”) has recently designated a variety of hybrid securities that are similar to the trust preferred securities in terms of maturity, subordination, interest deferral and events of default as common equity for purposes of calculating the statutory risk-based capital requirements of U.S. insurance companies that hold such securities. The SVO will not provide an official designation of the security-type of the trust preferred securities unless and until an insurance company subject to regulation by a U.S. state insurance department purchases the trust preferred securities, reports them to the SVO and the SVO receives and reviews the final, executed documentation related to the trust preferred securities and makes an official designation. Accordingly, no assurance can be given as to the official NAIC designation of the trust preferred securities. A designation of the trust preferred securities as common equity could adversely impact the attractiveness of the trust preferred securities to insurance companies as an investment and thus could adversely impact the secondary trading market for the trust preferred securities.

The Market Value of the Trust Preferred Securities May Be Influenced by Unpredictable Factors and, as a Result, You May Suffer a Loss If You Resell Them.

The market value of your trust preferred securities may fluctuate between the date you purchase them and the date on which you sell them or they are redeemed. Several factors, many of which are beyond our control, will influence the market value of the trust preferred securities. Factors that may influence the market value of the trust preferred securities include:

•	the creditworthiness of KeyCorp and the level of its regulatory capital from time to time;

•	whether distributions have been and are likely to be paid on the trust preferred securities from time to time;

•	supply and demand for the trust preferred securities; and

•	economic, financial, geopolitical, regulatory or judicial events that affect KeyCorp or the financial markets generally.

Accordingly, if you sell your trust preferred securities in the secondary market, you may not be able to obtain a price equal to the face amount of the trust preferred securities or the price that you paid for your trust preferred securities.

We Generally Will Control the Issuer Trust Because Your Voting Rights Are Very Limited.

You will only have limited voting rights. In particular, you may not elect and remove any trustees of the Issuer Trust, except when there is a default under the junior subordinated debentures. If such a default occurs, a majority in liquidation amount of the holders of the trust preferred securities would be entitled to remove or appoint the property trustee and the Delaware trustee. See below under the captions “Description of Trust Preferred Securities—Removal of Issuer Trust Trustees” and “—Voting Rights; Amendment of the Trust Agreement”.

FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about our long-term goals, financial condition, results of operations, earnings, levels of net loan charge-offs and nonperforming assets, interest rate exposure and profitability. These statements usually can be identified by the use of forward-looking language such as “our goal,” “our objective,” “our plan,” “will likely result,” “expects,” “plans,” “anticipates,” “intends,” “projects,” “believes,” “estimates” or other similar words or expressions or conditional verbs such as “will,” “would,” “could,” and “should.”

Forward-looking statements express management’s current expectations, forecasts of future events or long-term goals and, by their nature, are subject to assumptions, risks and uncertainties. Although management believes that the expectations, forecasts and goals reflected in these forward-looking statements are reasonable, actual results could differ materially for a variety of reasons, including the following factors:

•	Interest rates could change more quickly or more significantly than we expect, which may have an adverse effect on our financial results.

•	Trade, monetary and fiscal policies of various governmental bodies may affect the economic environment in which we operate, as well as our financial condition and results of operations.

•	Adversity in general economic conditions, or in the condition of the local economies or industries in which we have significant operations or assets, could, among other things, materially impact credit quality trends and our ability to generate loans.

•	Increased competitive pressure among financial services companies may adversely affect our ability to market our products and services.

•	It could take us longer than we anticipate to implement strategic initiatives designed to grow revenue or manage expenses; we may be unable to implement certain initiatives; or the initiatives may be unsuccessful.

•	Acquisitions and dispositions of assets, business units or affiliates could adversely affect us in ways that management has not anticipated.

•	We may experience operational or risk management failures due to technological or other factors.

•	We may continue to become subject to heightened regulatory practices, requirements or expectations.

•	We may become subject to new legal obligations or liabilities, or the unfavorable resolution of pending litigation may have an adverse effect on our financial results.

•	Changes in the stock markets, public debt markets and other capital markets could adversely affect our ability to raise capital or other funding for liquidity and business purposes, as well as our revenues from client-based underwriting, investment banking and other capital markets businesses.

•	Terrorist activities or military actions could disrupt the economy and the general business climate, which may have an adverse effect on our financial results or condition and that of our borrowers.

•	We may become subject to new accounting, tax or regulatory practices or requirements.

You should refer to our periodic and current reports filed with the Securities and Exchange Commission (and incorporated by reference herein) for further information on other factors that could cause actual results to be significantly different from those expressed or implied by these forward-looking statements. See above under the caption “Where You Can Find More Information” in this prospectus supplement.

KEYCORP

KeyCorp, organized in 1958 under the laws of the state of Ohio, is headquartered in Cleveland, Ohio. We are a bank holding company and financial holding company under the Bank Holding Company Act of 1956, as amended (the “BHCA”). At March 31, 2006, we were one of the nation’s largest bank-based financial services companies with consolidated total assets of $93 billion. Our subsidiaries provide a wide range of retail and commercial banking, commercial leasing, investment management, consumer finance and investment banking products and services to individual, corporate and institutional clients through two major business groups: Community Banking and National Banking. As of March 31, 2006, these services were provided across much of the country through subsidiaries operating 946 full-service banking offices, a telephone banking call center services group and a network of 2,169 ATMs in seventeen states. We and our subsidiaries had an average of 19,694 full-time equivalent employees for the three month period ended March 31, 2006.

In addition to the customary banking services of accepting deposits and making loans, our bank and trust company subsidiaries offer personal and corporate trust services, personal financial services, access to mutual funds, cash management services, investment banking and capital markets products, and international banking services. Through our subsidiary bank, trust company and registered investment adviser subsidiaries, we provide investment management services to clients, that include large corporate and public retirement plans, foundations and endowments, high-net-worth individuals and Taft-Hartley plans (i.e., multiemployer trust funds established for providing pension, vacation or other benefits to employees).

We provide other financial services both inside and outside of our primary banking markets through our nonbank subsidiaries. These services include accident, health, and credit-life insurance on loans made by our subsidiary bank, principal investing, community development financing, securities underwriting and brokerage, merchant services, and other financial services. We are an equity participant in a joint venture with Key Merchant Services, LLC, which provides merchant services to businesses.

Our principal office and mailing address is 127 Public Square, Cleveland, Ohio 44114-1306. Our telephone number is (216) 689-6300.

Subsidiaries

Our bank subsidiary, KeyBank National Association (“KeyBank”), is headquartered in Cleveland, Ohio. In addition to the customary banking services of accepting deposits and making loans, our bank and trust company subsidiaries provide specialized services, including personal and corporate trust services, personal financial services, customer access to mutual funds, cash management services, investment banking and capital markets products and international banking services. Through our subsidiary bank, trust company and registered investment adviser subsidiaries, we provide investment management services to individual and institutional clients, including large corporate and public retirement plans, foundations and endowments, high net worth individuals and Taft-Hartley plans (i.e., multiemployer trust funds established for providing pension, vacation and other benefits to employees).

KeyCorp provides other financial services both inside and outside of its primary banking markets through its nonbank subsidiaries. These services include accident and health insurance on loans made by our subsidiary bank, principal investing, community development financing, securities underwriting, brokerage and other financial services. KeyCorp is an equity participant in a joint venture with Key Merchant Services, LLC, which provides merchant services to businesses.

Major Lines of Business

The following is a description of KeyCorp’s and its subsidiaries’ (collectively, “Key”) major lines of business:

Community Banking

Regional Banking provides individuals with branch-based deposit and investment products, personal finance services and loans, including residential mortgages, home equity and various types of installment loans. This line of business also provides small businesses with deposit, investment and credit products, and business advisory services.

Through McDonald Financial Group, Regional Banking also offers financial, estate and retirement planning, and asset management services to assist high-net-worth clients with their banking, brokerage, trust, portfolio management, insurance, charitable giving and related needs.

Commercial Banking provides midsize businesses with products and services that include commercial lending, cash management, equipment leasing, investments and employee benefit programs, succession planning, capital markets, derivatives and foreign exchange.

National Banking

Real Estate Capital provides construction and interim lending, permanent debt placements and servicing, and equity and investment banking services to developers, brokers and owner-investors. This line of business deals exclusively with nonowner-occupied properties (i.e., generally properties in which the owner occupies less than 60% of the premises).

Equipment Finance meets the equipment leasing needs of companies worldwide and provides equipment manufacturers, distributors and resellers with financing options for their clients. Lease financing receivables and related revenues are assigned to other lines of business (primarily Institutional and Capital Markets, and Commercial Banking) if those businesses are principally responsible for maintaining the relationship with the client.

Institutional and Capital Markets provides products and services to large corporations, middle-market companies, financial institutions, government entities and not-for-profit organizations. These products and services include commercial lending, treasury management, investment banking, derivatives and foreign exchange, equity and debt underwriting and trading, and syndicated finance.

Through its Victory Capital Management unit, Institutional and Capital Markets also manages or gives advice regarding investment portfolios for a national client base, including corporations, labor unions, not-for-profit organizations, governments and individuals. These portfolios may be managed in separate accounts, common funds or the Victory family of mutual funds.

Consumer Finance includes Indirect Lending, Commercial Floor Plan Lending and National Home Equity.

Indirect Lending offers loans to consumers through dealers. This business unit also provides federal and private education loans to students and their parents and processes payments on loans that private schools make to parents.

Commercial Floor Plan Lending finances inventory for automobile and marine dealers.

National Home Equity provides both prime and nonprime mortgage and home equity loan products to individuals. This business unit also works with home improvement contractors to provide home equity and home improvement solutions.

USE OF PROCEEDS

We expect to use the net proceeds from the sale of the junior subordinated debentures for general corporate purposes, which may include:

•	reducing or refinancing existing debt;

•	repurchasing outstanding trust preferred securities;

•	investments at the holding company level;

•	investing in, or extending credit to, our operating subsidiaries;

•	possible acquisitions or other business combinations; and

•	share repurchases.

Pending such use, we may temporarily invest the net proceeds. The precise amounts and timing of the application of proceeds will depend upon our funding requirements and the availability of other funds. Allocations of the proceeds to specific purposes have not been made at the date of this prospectus supplement.

CAPITALIZATION

The following table sets forth the consolidated capitalization of KeyCorp as of March 31, 2006, and as adjusted to give effect to the issuance and sale of the trust preferred securities and the application of the proceeds thereof. You should read the following table together with our consolidated financial statements and notes thereto incorporated by reference into this prospectus supplement and the accompanying prospectus.

	March 31, 2006
	Actual	As Adjusted
	(in millions)
Long-term Debt:
Long-term debt	$14,032	$14,032
% enhanced trust preferred securities offered hereby	—

Shareholders’ Equity:
Common shares, par value $1.00 per share	492	492
Capital surplus	1,535	1,535
Retained earnings	8,031	8,031
Treasury stock	(2,299)	(2,299)
Accumulated other comprehensive loss	(121)	(121)

Total shareholders’ equity	7,638	7,638

Total	$21,670

REGULATORY CONSIDERATIONS

We are extensively regulated under both federal and state law. As a bank holding company, KeyCorp is subject to regulation, supervision and examination by the Federal Reserve under the BHCA. Under the BHCA, bank holding companies may not, in general, directly or indirectly acquire the ownership or control of more than 5% of the voting shares, or substantially all of the assets, of any bank, without the prior approval of the Federal Reserve. In addition, bank holding companies are generally prohibited under the BHCA from engaging in commercial or industrial activities. KeyCorp’s bank subsidiaries are also subject to extensive regulation, supervision and examination by applicable Federal banking agencies. KeyCorp operates one full-service, FDIC-insured national bank subsidiary, KeyBank, and one national bank subsidiary whose activities are limited to those of a fiduciary. Each of KeyCorp’s national bank subsidiaries and their subsidiaries are subject to regulation, supervision and examination by the Office of the Comptroller of the Currency (the “OCC”). Because the deposits in KeyBank are insured (up to applicable limits) by the FDIC, the FDIC also has certain regulatory and supervisory authority over KeyBank.

KeyCorp also has other financial services subsidiaries that are subject to regulation, supervision and examination by the Federal Reserve, as well as other applicable state and federal regulatory agencies and self-regulatory organizations. For example, KeyCorp’s brokerage and asset management subsidiaries are subject to supervision and regulation by the Securities and Exchange Commission (the “SEC”), the National Association of Securities Dealers, Inc. or the New York Stock Exchange and state securities regulators and KeyCorp’s insurance subsidiaries are subject to regulation by the insurance regulatory authorities of the various states. Other nonbank subsidiaries of KeyCorp are subject to other laws and regulations of both the federal government and the various states in which they are authorized to do business.

Our earnings are also affected by general economic conditions, our management policies and legislative action. In addition, there are numerous governmental requirements and regulations that affect our business activities. A change in applicable statutes, regulations or regulatory policy may have a material effect on our business.

KEYCORP CAPITAL VIII

KeyCorp Capital VIII is a statutory trust created under Delaware law pursuant to:

•	a trust agreement executed as of April 5, 2005 by us, as depositor of the Issuer Trust, and the Delaware trustee of the Issuer Trust; and

•	a certificate of trust filed with the Delaware Secretary of State on April 5, 2005.

The Issuer Trust exists for the exclusive purposes of:

•	issuing and selling the trust securities;

•	using the proceeds from the sale of the trust securities to acquire the junior subordinated debentures; and

•	engaging in only those other activities necessary or incidental to these purposes.

The Issuer Trust will offer to the public trust preferred securities representing undivided beneficial interests in assets of the Issuer Trust. In addition to trust preferred securities offered to the public, the Issuer Trust will sell to KeyCorp trust common securities representing common beneficial interests in the Issuer Trust. All of the trust common securities of the Issuer Trust will be owned by us. The trust common securities and the trust preferred securities are also referred to together as the “trust securities.”

Because the Issuer Trust was established only for the purposes listed above, the junior subordinated debentures will be the Issuer Trust’s sole assets. Payments on the junior subordinated debentures will be the Issuer Trust’s sole source of income. The Issuer Trust will issue only one series of trust preferred securities.

As issuer of the junior subordinated debentures, we will pay:

•	all fees, expenses and taxes related to the Issuer Trust and the offering of the trust securities; and

•	all ongoing costs, expenses and liabilities of the Issuer Trust, except obligations to make distributions and other payments on the trust securities.

For so long as the trust preferred securities remain outstanding, we will:

•	own, directly or indirectly, all of the trust common securities;

•	cause the Issuer Trust to remain a statutory trust and not to voluntarily dissolve, wind-up, liquidate or be terminated, except as permitted by the certificate of trust by which the Issuer Trust was created;

•	use our commercially reasonable efforts to ensure that the Issuer Trust will not be an “investment company” for purposes of the Investment Company Act of 1940; and

•	take no action that would be reasonably likely to cause the Issuer Trust to be classified as other than a grantor trust for United States federal income tax purposes.

The Trustees

The trustees for the Issuer Trust are Deutsche Bank Trust Company Americas, as property trustee and Deutsche Bank Trust Company Delaware, as Delaware trustee, and two individual administrative trustees who are employees or officers of or affiliated with KeyCorp. These trustees are also referred to as the “Issuer Trust trustees”. Deutsche Bank Trust Company Americas, as property trustee, will act as sole indenture trustee under each trust agreement for purposes of compliance with the Trust Indenture Act. Deutsche Bank Trust Company Americas will also act as trustee under the guarantees and the indenture.

We have the sole right to appoint, remove and replace the trustees of the Issuer Trust, unless an event of default occurs with respect to the junior subordinated debentures. In that case, the holders of a majority in liquidation amount of the trust preferred securities will have the right to remove and appoint the property trustee and the Delaware trustee.

The property trustee and the Delaware trustee are affiliates of Deutsche Bank Securities Inc., one of the underwriters of this offering. Under the Trust Indenture Act of 1939, as amended, due to this affiliation, if a default were to occur under the trust preferred securities, such trustees would be required to resign as trustees within 90 days of the default unless the default were cured, duly waived, or otherwise eliminated.

Office of the Issuer Trust

The principal executive office of the Issuer Trust is 127 Public Square, Cleveland, Ohio 44114-1306, and its telephone number is (216) 689-6300.

DESCRIPTION OF THE TRUST PREFERRED SECURITIES

The trust preferred securities will be issued pursuant to the amended and restated trust agreement. The amended and restated trust agreement will be qualified as an indenture under the Trust Indenture Act of 1939. The terms of the trust preferred securities will include those in the amended and restated trust agreement and those made part of the amended and restated trust agreement by the Trust Indenture Act of 1939. The following summary of the material terms and provisions of the trust preferred securities is not intended to be complete. You should read the following description together with the amended and restated trust agreement to help you understand the terms of the trust preferred securities. A form of the amended and restated trust agreement has been filed as an exhibit to the registration statement of which the accompanying prospectus forms a part.

General

The amended and restated trust agreement authorizes the administrative trustees to issue the trust preferred securities and the trust common securities. The Issuer Trust’s only assets will be the junior subordinated debentures. The trust preferred securities and trust common securities represent undivided preferred beneficial interests in the Issuer Trust’s assets. All of the trust common securities will be owned, directly or indirectly, by KeyCorp. The trust common securities rank equally, and payments will be made on the trust common securities on a pro rata basis, with the trust preferred securities. If an event of default under the amended and restated trust agreement exists, however, the rights of the holders of the trust common securities to receive distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the trust preferred securities. The amended and restated trust agreement does not permit the Issuer Trust to issue any securities other than the trust preferred securities and trust common securities or to incur any debt.

Distributions

Distributions on the trust preferred securities will be cumulative and will accrue from     , 2006 at the annual rate of     % of the liquidation amount of each trust preferred security. Distributions will be payable quarterly in arrears on             ,             ,              and              of each year, beginning on             , 2006, to holders of the trust preferred securities. Distributions not paid when due for more than one quarterly payment period will themselves accumulate interest at the annual rate of     % compounded quarterly. The Issuer Trust will compute the amount of distributions payable for any period on the basis of a 360-day year consisting of twelve 30-day months. The amount of distributions payable for any partial period will be computed on the basis of the actual number of days elapsed per 30-day month.

If distributions are payable on a date that is not a business day, then the Issuer Trust will pay the distributions payable on that date on the next succeeding day that is a business day, without making any additional distributions or other payments because of the delay. However, if the next business day falls in the next calendar year, the Issuer Trust will make the payment on the immediately preceding business day. A “business day” means any day other than:

•	a day on which banking institutions in The City of New York are authorized or required by law or executive order to remain closed, or

•	a day on which the corporate trust office of the property trustee or the junior trustee is closed for business. See below under the caption “Description of the Junior Subordinated Debentures—General” in this prospectus supplement for a description of the junior trustee.

The term “distributions” includes any quarterly payments made on the trust preferred securities and trust common securities, any deferred distribution and any payments that accumulate on distributions not paid on the applicable distribution date, all as further described below.

Deferral of Distributions

If the junior subordinated debentures are not in default, we may, on one or more occasions, defer the quarterly interest payments on the junior subordinated debentures for one or more periods (each, an “Optional Deferral Period”) of up to 20 consecutive quarterly periods, or five years. A deferral of interest payments cannot extend, however, beyond the maturity date of the junior subordinated debentures. If we defer interest payments on the junior subordinated debentures, the Issuer Trust also will defer distributions on the trust preferred securities. During an Optional Deferral Period, interest on the junior subordinated debentures will accrue and compound quarterly at the annual rate of     %, to the extent permitted by applicable law, and, as a result, distributions otherwise due to you would continue to accumulate from the date that these distributions were due.

Once we make all deferred interest payments on the junior subordinated debentures, including all accrued interest, we again can defer interest payments on the junior subordinated debentures in the same manner as discussed above, but not beyond the maturity date of the junior subordinated debentures. As a result, there could be multiple periods of varying length during which you would not receive cash distributions from the Issuer Trust. In addition, we will be prohibited from paying interest, except from the net proceeds of certain sales of our common shares and/or perpetual non-cumulative preferred shares, in the circumstances described under the caption “Description of the Junior Subordinated Debentures—Obligations After Five Years of Optional Deferral.” Our use of other sources to fund interest payments would be a breach of our obligations under the junior subordinated debentures, but would not be an event of default under the indenture.

We currently do not intend to defer interest payments on the junior subordinated debentures. If we defer such interest payments, however, neither we nor our subsidiaries generally will be permitted to pay dividends on or repurchase shares of our capital stock or make payments on debt securities or guarantees that rank equal or junior to the junior subordinated debentures and the guarantee. These limitations are described in greater detail below under the caption “Description of the Junior Subordinated Debentures—Option to Defer Interest Payments” in this prospectus supplement.

If we choose to defer payments of interest on the junior subordinated debentures, the junior subordinated debentures would at that time be treated as being issued with original issue discount for United States federal income tax purposes. This means you will be required to include your share of the accrued but unpaid interest on the junior subordinated debentures in your gross income for United States federal income tax purposes before you receive cash distributions from the Issuer Trust. This treatment will apply as long as you own trust preferred securities. For more information, see below under the caption “Certain United States Federal Income Tax Consequences—United States Holders—Interest Income and Original Issue Discount” in this prospectus supplement.

We will provide to the Issuer Trust written notice of any optional deferral of interest at least ten and not more than 60 business days prior to the applicable interest payment date, and any such notice will be forwarded promptly by the Issuer Trust to each holder of record of trust preferred securities. In addition, we will be excused from our obligations under the Alternative Payment Mechanism in respect of any interest payment date if we provide written certification to the Issuer Trust (which the Issuer Trust will promptly forward upon receipt to each holder of record of trust preferred securities) no more than 20 and no fewer than ten business days in advance of that interest payment date certifying as to the matters regarding the occurrence of a Market Disruption Event described under the caption “Description of the Junior Subordinated Debentures—Alternative Payment Mechanism.”

During any Optional Deferral Period, and, after a five-year Optional Deferral Period, until we have paid all accrued and unpaid interest on the junior subordinated debentures, we will not and our subsidiaries will not do any of the following, with certain limited exceptions:

•	declare or pay any dividends or distributions, or redeem, purchase, acquire, or make a liquidation payment on any of our capital stock;

•	make any payment of principal of or interest or premium, if any, on or repay, repurchase or redeem any of our debt securities (including other junior subordinated debentures) that rank equally with or junior in interest to the junior subordinated debentures; or

•	make any guarantee payments on any guarantee of debt securities of any of our subsidiaries (including under other guarantees of junior subordinated debentures) if the guarantee ranks equally with or junior in interest to the junior subordinated debentures, except in some circumstances.

Payment of Distributions

Distributions on the trust preferred securities will be payable to holders named on the securities register of the Issuer Trust on the relevant record date. As long as the trust preferred securities are represented by a global security, the record date for the payment of distributions will be one business day before the relevant payment date. If the trust preferred securities are ever issued in certificated form, the record dates for the junior subordinated debentures will be the first day of the month in which the relevant interest payment date occurs.

As long as the trust preferred securities are represented by a global security, payments on the trust preferred securities will be made in immediately available funds to DTC, the depositary for the trust preferred securities. If the trust preferred securities are ever issued in physical certificated form, payment of distributions on the trust preferred securities will be made by check mailed on or before the due date to the holders of trust preferred securities on the relevant record date.

The Issuer Trust’s only source of income is the payments we will make on the junior subordinated debentures. If we do not make payments on the junior subordinated debentures, the Issuer Trust will not have funds available to make payments on the trust preferred securities. Although we will guarantee payment of distributions on the trust preferred securities under the guarantee, we will only be obligated to make a payment under the guarantee if the Issuer Trust has the funds available to make the payment but fails to make such payment.

Redemption or Exchange

The trust preferred securities have no stated maturity but must be redeemed upon the maturity of the junior subordinated debentures or their earlier redemption. The junior subordinated debentures will mature on     , 2066. The redemption price per trust preferred security in each case would equal the redemption amount of a like amount of junior subordinated debentures (that is, for each $25 trust preferred security, $25 plus accrued and unpaid interest to the redemption date).

We may redeem the junior subordinated debentures:

•	at our option in whole or in part on one or more occasions at any time on or after , 2011; or

•	in whole at any time (including prior to , 2011) if certain Special Events occur. See below under the caption “Description of the Junior Subordinated Debentures—Redemption.”

Upon the repayment or redemption, in whole or in part, of any junior subordinated debentures, whether at maturity or upon earlier redemption as provided in the indenture, the proceeds from the repayment or redemption will be applied by the property trustee to redeem a like amount (as defined below) of the trust securities, upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to the aggregate liquidation amount of such trust securities plus accumulated but unpaid distributions to the date of redemption and the related amount of the premium, if any, paid by us upon the concurrent redemption of the junior subordinated debentures. See below under the caption “Description of the Junior Subordinated Debentures—Redemption” in this prospectus supplement. If less than all of any series of the junior subordinated debentures are to be repaid or redeemed on a redemption date, then the proceeds from the repayment or redemption will be allocated to the redemption pro rata of the related trust preferred securities and the trust common securities based upon the relative liquidation amounts of these classes. The amount of premium, if any, paid by us upon the redemption of all or any part of the junior subordinated debentures to be repaid or redeemed on a redemption date will be allocated to the redemption pro rata of the trust preferred securities and the trust common securities. The redemption price will be payable on each redemption date only to the extent that the Issuer Trust has funds then on hand and available in the payment account for the payment of the redemption price.

Distribution of Junior Subordinated Debentures. Subject to our having received prior approval of the Federal Reserve to do so if such approval is then required under applicable capital guidelines or policies of the Federal Reserve, we have the right at any time to dissolve the Issuer Trust and, after satisfaction of the liabilities of creditors of the Issuer Trust as provided by applicable law, cause the junior subordinated debentures in respect of the trust preferred securities and trust common securities issued by the Issuer Trust to be distributed to the holders of the trust preferred securities and trust common securities in liquidation of the Issuer Trust.

Tax Event, Investment Company Event or Capital Treatment Event Redemption. If a tax event, investment company event or capital treatment event in respect of the trust preferred securities and trust common securities has occurred and is continuing, we have the right to redeem the junior subordinated debentures in whole (but not in part) and thereby cause a mandatory redemption of the trust preferred securities and trust common securities in whole (but not in part) at the redemption price within 90 days following the occurrence of the tax event, investment company event or capital treatment event. If a tax event, investment company event or capital treatment event has occurred and is continuing in respect of the trust preferred securities and trust common securities and we do not elect to redeem the corresponding junior subordinated debentures and thereby cause a mandatory redemption of the trust preferred securities or to dissolve and liquidate the Issuer Trust and cause the junior subordinated debentures to be distributed to holders of the trust preferred securities and trust common securities in liquidation of the Issuer Trust as described above, such trust preferred securities will remain outstanding and additional sums (as defined below) may be payable on the junior subordinated debentures.

The term “additional sums” means the additional amounts as may be necessary in order that the amount of distributions then due and payable by the Issuer Trust on the outstanding trust preferred securities and trust common securities will not be reduced as a result of any additional taxes, duties and other governmental charges to which the Issuer Trust has become subject as a result of a tax event.

After the liquidation date fixed for any distribution of the junior subordinated debentures:

•	the trust preferred securities will no longer be deemed to be outstanding;

•	The Depository Trust Company, commonly referred to as DTC (for a more detailed explanation of DTC, see below under the caption “Book-Entry Issuance” of this prospectus supplement) or its nominee, as the record holder of the trust preferred securities, will receive a registered global certificate or certificates representing the junior subordinated debentures to be delivered upon the distribution; and

•	any certificates representing the trust preferred securities not held by DTC or its nominee will be deemed to represent the junior subordinated debentures having a principal amount equal to the stated liquidation amount of the trust preferred securities, and bearing accrued and unpaid interest in an amount equal to the accrued and unpaid distributions on the trust preferred securities until the certificates are presented to the administrative trustees or their agent for transfer or reissuance.

Any distribution of junior subordinated debentures to holders of trust preferred securities will be made to the applicable recordholders as they appear on the register for the trust preferred securities on the relevant record date, which will be one business day prior to the liquidation date. In the event that any trust preferred securities are not in book-entry form, the relevant record date will be a date at least 15 days prior to the liquidation date.

There can be no assurance as to the market prices for the trust preferred securities or the junior subordinated debentures that may be distributed in exchange for trust preferred securities if a dissolution and liquidation of the

Issuer Trust were to occur. Accordingly, the trust preferred securities that an investor may purchase, or the junior subordinated debentures that the investor may receive on dissolution and liquidation of the Issuer Trust, may trade at a discount to the price that the investor paid to purchase the trust preferred securities being offered by this prospectus supplement.

The term “like amount” means:

•	with respect to a redemption of trust securities, trust securities having a liquidation amount (as defined below) equal to the principal amount of the junior subordinated debentures to be contemporaneously redeemed in accordance with the indenture, the proceeds of which will be used to pay the redemption price of the trust securities; and

•	with respect to a distribution of the junior subordinated debentures to holders of the trust securities in connection with a dissolution or liquidation of the Issuer Trust, the junior subordinated debentures having a principal amount equal to the liquidation amount of the trust securities in respect of which the distribution is made.

The term “liquidation amount” means the stated amount per trust security of $25.

The Issuer Trust cannot redeem less than all of the trust preferred securities unless all accrued and unpaid distributions on the trust preferred securities and trust common securities have been paid on or before the redemption date.

Redemption Procedures

Trust preferred securities redeemed on each redemption date will be redeemed at the redemption price with the applicable proceeds from the contemporaneous redemption of the corresponding junior subordinated debentures. Redemptions of the trust preferred securities will be made and the redemption price will be payable on each redemption date only to the extent that the related Issuer Trust has funds on hand available for the payment of the redemption price. See below under the caption “—Subordination of Trust Common Securities” in this prospectus supplement.

If the property trustee gives a notice of redemption in respect of any trust preferred securities, then, while such trust preferred securities are in book-entry form, by 11:00 a.m., New York City time, on the redemption date, to the extent funds are available, the property trustee will:

•	irrevocably deposit with DTC funds sufficient to pay the applicable redemption price, and

•	give DTC irrevocable instructions and authority to pay the redemption price to the holders of the trust preferred securities. See below under the caption “Book Entry Issuance” in this prospectus supplement.

If the trust preferred securities are no longer in book-entry form, the property trustee, to the extent funds are available, will:

•	irrevocably deposit with the paying agent for the trust preferred securities funds sufficient to pay the applicable redemption price, and

•	give the paying agent irrevocable instructions and authority to pay the redemption price to the holders upon surrender of their certificates evidencing the trust preferred securities.

Notwithstanding the above, distributions payable on or prior to the redemption date for any trust preferred securities called for redemption will be payable to the holders of the trust preferred securities on the relevant record dates for the related distribution dates.

Once notice of redemption has been given and funds deposited as required, then upon the date of the deposit, all rights of the holders of the trust preferred securities so called for redemption will cease, except the right of the holders of the trust preferred securities to receive the redemption price and any distribution payable in respect of the trust preferred securities on or prior to the redemption date, but without interest on the redemption price, and the trust preferred securities will cease to be outstanding. In the event that any date fixed for redemption of trust preferred securities is not a business day, then payment of the redemption price will be made on the next business day (and without any interest or other payment in connection with this delay) except that, if the next business day falls in the next calendar year, the redemption payment will be made on the immediately preceding business day, in either case with the same force and effect as if made on the original date. In the event that payment of the redemption price in respect of trust preferred securities called for redemption is improperly withheld or refused and not paid either by the Issuer Trust or by us pursuant to the related guarantee as described under the caption “Description of the Guarantee”, distributions on the trust preferred securities will continue to accumulate at the then applicable rate from the redemption date originally established by the Issuer Trust for the trust preferred securities to the date the redemption price is actually paid, in which case the actual payment date will be the date fixed for redemption for purposes of calculating the redemption price.

Subject to applicable law (including, without limitation, U.S. federal securities law), we or our subsidiaries may at any time and from time to time purchase outstanding trust preferred securities by tender, in the open market or by private agreement.

If less than all of the trust preferred securities and trust common securities issued by the Issuer Trust are to be redeemed on a redemption date, then the aggregate liquidation amount of the trust preferred securities and trust common securities to be redeemed will be allocated pro rata to the trust preferred securities and the trust common securities based upon the relative liquidation amounts of these classes. The particular trust preferred securities to be redeemed will be selected on a pro rata basis not more than 60 days prior to the redemption date by the property trustee from the outstanding trust preferred securities not previously called for redemption, by a customary method that the property trustee deems fair and appropriate and which may provide for the selection for redemption of portions (equal to $25 or an integral multiple of $25) of the liquidation amount of trust preferred securities of a denomination larger than $25. The property trustee will promptly notify the securities registrar in writing of the trust preferred securities selected for redemption and, in the case of any trust preferred securities selected for partial redemption, the liquidation amount to be redeemed.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of trust securities to be redeemed at its registered address. Unless we default in payment of the redemption price on the junior subordinated debentures, on and after the redemption date interest will cease to accrue on the junior subordinated debentures or portions thereof (and distributions will cease to accrue on the trust preferred securities or portions thereof) called for redemption.

Subordination of Trust Common Securities

Payment of distributions on, and the redemption price of, the trust preferred securities and trust common securities, as applicable, will be made pro rata based on the liquidation amount of the trust preferred securities and trust common securities; provided, however, that if on any distribution date, redemption date or liquidation date a default under the indenture has occurred and is continuing as a result of any failure by us to pay any amounts in respect of the junior subordinated debentures when due, no payment of any distribution on, or redemption price of, or liquidation distribution in respect of, the trust common securities, and no other payment on account of the redemption, liquidation or other acquisition of the trust common securities, will be made unless payment in full in cash of all accumulated and unpaid distributions on the trust preferred securities for all distribution periods terminating on or prior to that date, or in the case of payment of the redemption price the full amount of the redemption price on all of the outstanding trust preferred securities then called for redemption, or in the case of payment of the liquidation distribution the full amount of the liquidation distribution on all outstanding trust preferred securities, has been made or provided for, and all funds available to the property trustee must first be applied to the payment in full in cash of all distributions on, or redemption price of, the trust preferred securities then due and payable.

Trust Enforcement Events

An event of default under the indenture constitutes an event of default under the amended and restated trust agreement. We refer to such an event as a “Trust Enforcement Event.” For more information on events of default under the indenture, see below under the caption “Description of the Junior Subordinated Debentures—Events of Default” in this prospectus supplement. Upon the occurrence and continuance of a Trust Enforcement Event, except for the failure to pay interest on or by the next interest payment date following a five-year Optional Deferral Period, the property trustee, as the sole holder of the junior subordinated debentures, will have the right under the indenture to declare the principal amount of the junior subordinated debentures due and payable. The amended and restated trust agreement does not provide for any other events of default.

If the property trustee fails to enforce its rights under the junior subordinated debentures, any holder of trust preferred securities may, to the extent permitted by applicable law, institute a legal proceeding against us to enforce the property trustee’s rights under the junior subordinated debentures and the indenture without first instituting legal proceedings against the property trustee or any other person. In addition, if a Trust Enforcement Event is due to our failure to pay interest or principal on the junior subordinated debentures when due, then the registered holder of trust preferred securities may institute a direct action on or after the due date directly against us for enforcement of payment to that holder of the principal of or interest on the junior subordinated debentures having a principal amount equal to the total liquidation amount of that holder’s trust preferred securities; provided, however, that if the Trust Enforcement Event results from the failure to pay interest on the junior subordinated debentures on or by the next interest payment date following a five-year Optional Deferral Period, the registered holder may not institute a direct action for the enforcement of payment of principal on the junior subordinated debentures prior to the expiration of ten consecutive years after the commencement of such Optional Deferral Period. “Description of the Junior Subordinated Debentures—Events of Default—Events of Default not Subject to Acceleration.” In connection with such a direct action, we will have the right under the indenture to set off any payment made to that holder by us. The holders of trust preferred securities will not be able to exercise directly any other remedy available to the holders of the junior subordinated debentures.

Pursuant to the amended and restated trust agreement, the holder of the common securities will be deemed to have waived any Trust Enforcement Event regarding the common securities until all Trust Enforcement Events regarding the trust preferred securities have been cured, waived or otherwise eliminated. Until all Trust Enforcement Events regarding the trust preferred securities have been so cured, waived or otherwise eliminated, the property trustee will act solely on behalf of the holders of the trust preferred securities and only the holders of the trust preferred securities will have the right to direct the enforcement actions of the property trustee.

Removal of Issuer Trust Trustees

Unless a default has occurred and is continuing, any Issuer Trust trustee may be removed at any time by the holder of the trust common securities. If a default has occurred and is continuing, the property trustee and the Delaware trustee may be removed by the holders of a majority in liquidation amount of the outstanding trust preferred securities. In no event will the holders of the trust preferred securities have the right to vote to appoint, remove or replace the administrative trustees. Such voting rights are vested exclusively in us as the holder of the trust common securities. No resignation or removal of an Issuer Trust trustee and no appointment of a successor trustee will be effective until the acceptance of appointment by the successor trustee in accordance with the provisions of the applicable trust agreement.

Co-Trustees and Separate Property Trustee

Unless a default has occurred and is continuing, at any time or from time to time, for the purpose of meeting the legal requirements of the Trust Indenture Act or of any jurisdiction in which any part of the trust property may at the time be located, we, as the holder of the trust common securities, and the administrative trustees will have power to appoint one or more persons either to act as a co-trustee, jointly with the property trustee, of all or any part of the trust property, or to act as separate trustee of any trust property, in either case with the powers specified in the instrument of appointment, and to vest in the person or persons in this capacity any property, title, right or power deemed necessary or desirable, subject to the provisions of the trust agreement. In case a default has occurred and is continuing, the property trustee alone will have power to make this appointment.

Merger or Consolidation of Issuer Trust Trustees

Any person into which the property trustee, the Delaware trustee or any administrative trustee that is not a natural person may be merged or converted or with which it may be consolidated, or any person resulting from any merger, conversion or consolidation to which the trustee will be a party, or any person succeeding to all or substantially all the corporate trust business of the trustee, will automatically become the successor of the trustee under the trust agreement, provided the person is otherwise qualified and eligible.

Mergers, Consolidations, Amalgamations or Replacements of the Issuer Trust

The Issuer Trust may not merge, consolidate or amalgamate with or into, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to, any corporation or other person, except as described below. The Issuer Trust may, at our request, with the consent of the holders of a majority in liquidation amount of the trust preferred securities, merge with or into, consolidate, amalgamate, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to a trust organized under the laws of any state, provided that:

•	the successor entity either:

•	expressly assumes all of the obligations of the Issuer Trust with respect to the trust preferred securities; or

•	substitutes for the trust preferred securities other securities having substantially the same terms as the trust preferred securities (referred to as the “successor securities”) so long as the successor securities rank the same as the trust preferred securities in priority with respect to distributions and payments upon liquidation, redemption and otherwise;

•	we expressly appoint a trustee of the successor entity possessing the same powers and duties as the property trustee as the holder of the junior subordinated debentures;

•	the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not cause the trust preferred securities to be downgraded by any nationally recognized statistical rating organization which assigns ratings to the trust preferred securities;

•	the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the trust preferred securities (including any successor securities) in any material respect;

•	the successor entity has a purpose substantially identical to that of the Issuer Trust;

•	prior to the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, we have received an opinion from counsel to the Issuer Trust to the effect that:

•	the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the trust preferred securities (including any successor securities) in any material respect;

•	following the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, neither the Issuer Trust nor the successor entity will be required to register as an investment company under the Investment Company Act of 1940, as amended; and

•	we or any permitted successor or assignee owns all of the trust common securities of the successor entity and guarantees the obligations of the successor entity under the successor securities at least to the extent provided by the related guarantee.

Notwithstanding the foregoing, the Issuer Trust will not, except with the consent of holders of 100% in liquidation amount of the trust preferred securities, consolidate, amalgamate, merge with or into, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it if such consolidation, amalgamation, merger, replacement, conveyance, transfer or lease would cause the Issuer Trust or the successor entity to be classified as an association taxable as a corporation or as other than a grantor trust for U.S. federal income tax purposes.

There are no provisions that afford holders of any trust preferred securities protection in the event of a sudden and dramatic decline in our credit quality resulting from any highly leveraged transaction, takeover, merger, recapitalization or similar restructuring or change in control of KeyCorp, nor are there any provisions that require the repurchase of any trust preferred securities upon a change in control of KeyCorp.

Voting Rights; Amendment of the Trust Agreement

Except as provided below and under the caption “Description of the Guarantee—Amendments and Assignments” and as otherwise required by law, the holders of the trust preferred securities will have no voting rights or the right to in any manner otherwise control the administration, operation or management of the Issuer Trust.

The trust agreement may be amended from time to time by us, without the consent of the holders of the trust preferred securities:

•	to cure any ambiguity, correct or supplement any provisions in the trust agreement that may be inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under the trust agreement, which will not be inconsistent with the other provisions of the trust agreement; or

•	to modify, eliminate or add to any provisions of the trust agreement as necessary to ensure that the Issuer Trust:

•	will be classified for U.S. federal income tax purposes as a grantor trust or as other than an association taxable as a corporation at all times that any trust securities are outstanding; or

•	will not be required to register as an “investment company” under the Investment Company Act,

provided that:

•	no such amendment will adversely affect in any material respect the rights of the holders of the trust preferred securities; and

•	any such amendment will become effective when notice of the amendment is given to the holders of trust securities.

Additionally, the trust agreement may be amended by us with:

•	the consent of holders representing at least a majority (based upon liquidation amounts) of the outstanding trust securities; and

•	receipt by the Issuer Trust trustees of an opinion of counsel to the effect that the amendment or the exercise of any power granted to the Issuer Trust trustees in accordance with the amendment will not cause the Issuer Trust to be taxable as a corporation or affect the Issuer Trust’s status as a grantor trust for U.S. federal income tax purposes or the Issuer Trust’s exemption from status as an “investment company” under the Investment Company Act, provided that, without the consent of each holder of trust securities, the trust agreement may not be amended to:

•	change the amount or timing of any distribution on the trust securities or otherwise adversely affect the amount of any distribution required to be made in respect of the trust securities as of a specified date; or

•	restrict the right of a holder of trust securities to institute suit for the enforcement of any such payment on or after such date.

So long as any junior subordinated debentures are held by the property trustee, the Issuer Trust trustees will not:

•	direct the time, method and place of conducting any proceeding for any remedy available to the junior trustee, or executing any trust or power conferred on the property trustee with respect to the corresponding junior subordinated debentures;

•	waive any past default that is waivable under the indenture;

•	exercise any right to rescind or annul a declaration that the principal of all the junior subordinated debentures will be due and payable; or

•	consent to any amendment, modification or termination of the indenture or the junior subordinated debentures, where this consent is required, without, in each case, obtaining the prior approval of the holders of a majority in aggregate liquidation amount of all outstanding trust preferred securities;

provided, however, that where a consent under the indenture would require the consent of each holder of junior subordinated debentures affected, no such consent will be given by the property trustee without the prior consent of each holder of the trust preferred securities. The Issuer Trust trustees will not revoke any action previously authorized or approved by a vote of the holders of the trust preferred securities except by subsequent vote of the holders of those trust preferred securities. The property trustee will notify each holder of trust preferred securities of any notice of default with respect to the junior subordinated debentures. In addition to obtaining the foregoing approvals of the holders of the trust preferred securities, prior to taking any of the foregoing actions, the Issuer Trust trustees will obtain an opinion of counsel to the effect that:

•	the Issuer Trust will not be classified as an association taxable as a corporation for U.S. federal income tax purposes on account of the action; and

•	the action would not cause the Issuer Trust to be classified as other than a grantor trust for U.S. federal income tax purposes.

Any required approval of holders of trust preferred securities may be given at a meeting of holders of trust preferred securities convened for that purpose or pursuant to written consent. The administrative trustees or, at the written request of the administrative trustees, the property trustee will cause a notice of any meeting at which holders of trust preferred securities are entitled to vote, to be given to each holder of record of trust preferred securities in the manner set forth in the trust agreement.

No vote or consent of the holders of trust preferred securities will be required for the Issuer Trust to redeem and cancel its trust preferred securities in accordance with the trust agreement.

Notwithstanding that holders of trust preferred securities are entitled to vote or consent under any of the circumstances described above, any of the trust preferred securities that are owned by us, the Issuer Trust trustees or any affiliate of us or any Issuer Trust trustees, will, for purposes of that vote or consent, be treated as if they were not outstanding.

Global Trust Preferred Securities

The trust preferred securities will be represented by fully registered global certificates issued as global trust preferred securities that will be deposited with, or on behalf of, a depositary with respect to that series instead of paper certificates issued to each individual holder. The depositary arrangements that will apply, including the manner in which principal of and premium, if any, and interest on trust preferred securities and other payments will be payable are discussed in more detail below under the heading “Book-Entry Issuance.”

Payment and Paying Agency

Payments in respect of trust preferred securities will be made to DTC as described below under the heading “Book-Entry Issuance.” If any trust preferred securities are not represented by global certificates, payments will be made by check mailed to the address of the holder entitled to them as it appears on the register. The paying agent will initially be the property trustee and any co-paying agent chosen by the property trustee and reasonably acceptable to the administrative trustees and us. The paying agent will be permitted to resign as paying agent upon 30 days’ written notice to the property trustee and us. In the event that the property trustee is no longer the paying agent, the administrative trustees will appoint a successor (which will be a bank or trust company acceptable to the administrative trustees and us) to act as paying agent.

Registrar and Transfer Agent

The property trustee will act as registrar and transfer agent for the trust preferred securities.

Registration of transfers of trust preferred securities will be effected without charge by or on behalf of each Issuer Trust, but upon payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange. The Issuer Trust will not be required to register or cause to be registered the transfer of the trust preferred securities after the trust preferred securities have been called for redemption.

Information Concerning the Property Trustee

The property trustee, other than during the occurrence and continuance of a Trust Enforcement Event, undertakes to perform only those duties specifically set forth in the trust agreement and, after a Trust Enforcement Event, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the property trustee is under no obligation to exercise any of the powers vested in it by the trust agreement at the request of any holder of trust preferred securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred as a result. If no Trust Enforcement Event has occurred and is continuing and the property trustee is required to decide between alternative causes of action, construe ambiguous provisions in the applicable trust agreement or is unsure of the application of any provision of the applicable trust agreement, and the matter is not one on which holders of trust preferred securities are entitled under the trust agreement to vote, then the property trustee will take such action as is directed by us and if not so directed, will take such action as it deems advisable and in the best interests of the holders of the trust securities and will have no liability except for its own bad faith, negligence or willful misconduct.

Miscellaneous

The administrative trustees are authorized and directed to conduct the affairs of and to operate the Issuer Trust in such a way that the Issuer Trust will not be (1) deemed to be an “investment company” required to be registered under the Investment Company Act or (2) classified as an association taxable as a corporation or as other than a grantor trust for U.S. federal income tax purposes and so that the corresponding junior subordinated debentures will be treated as indebtedness of KeyCorp for U.S. federal income tax purposes. In addition, we and the administrative trustees are authorized to take any action not inconsistent with applicable law, the certificate of trust of the Issuer Trust or the trust agreement, that we and the administrative trustees determine in their discretion to be necessary or desirable for such purposes as long as such action does not materially adversely affect the interests of the holders of the trust preferred securities.

Holders of the trust preferred securities have no preemptive or similar rights.

The Issuer Trust may not borrow money or issue debt or mortgage or pledge any of its assets.

Governing Law

The amended and restated trust agreement and the trust preferred securities will be governed by, and construed in accordance with, the laws of the State of Delaware.

DESCRIPTION OF THE JUNIOR SUBORDINATED DEBENTURES

The junior subordinated debentures will be issued pursuant to the indenture. The indenture is qualified under the Trust Indenture Act of 1939. The terms of the junior subordinated debentures will include those in the amended and restated trust agreement and those made part of the indenture by the Trust Indenture Act of 1939. The following summary of the material terms and provisions of the junior subordinated debentures is not intended to be complete. You should read the following description together with the indenture to help you understand the terms of the junior subordinated debentures. A copy of the indenture has been filed as an exhibit to the registration statement of which the accompanying prospectus forms a part. This description is qualified in its entirety by reference to the indenture and the Trust Indenture Act of 1939. Whenever particular defined terms of the indenture (as supplemented or amended from time to time) are referred to in this prospectus supplement, those defined terms are incorporated in this prospectus supplement by reference.

General

The junior subordinated debentures will be issued as unsecured debt under the Junior Subordinated Indenture, dated as of December 4, 1996, as supplemented from time to time, between KeyCorp and Bankers Trust Company (now known as Deutsche Bank Trust Company Americas), as trustee. This indenture is referred to as the “indenture” and the related trustee is referred to as the “junior trustee”. The junior subordinated debentures will be limited in aggregate principal amount to $    . This amount is the sum of the aggregate stated liquidation amount of the trust preferred securities and the trust common securities. The entire principal amount of the junior subordinated debentures will mature and become due and payable, together with any accrued and unpaid interest thereon, and additional interest (as defined below), if any, on     , 2066.

The junior subordinated debentures will initially be issued in definitive certificated form, registered in the name of the property trustee. If junior subordinated debentures are distributed to holders of trust preferred securities in liquidation of such holders’ interests in the Issuer Trust, the junior subordinated debentures will be issued in the form of one or more global securities (as described below). As described in this prospectus supplement, under limited circumstances, junior subordinated debentures may be issued in certificated form in exchange for a global security. In the event that junior subordinated debentures are issued in certificated form, the junior subordinated debentures will be in denominations of $25 and integral multiples thereof and may be transferred or exchanged at the offices described below. Payments on junior subordinated debentures issued as a global security will be made to DTC, to a successor depositary or, in the event that no depositary is used, to a paying agent for the junior subordinated debentures. If junior subordinated debentures are issued in certificated form, principal and interest will be payable, the transfer of the junior subordinated debentures will be registrable and junior subordinated debentures will be exchangeable for junior subordinated debentures of other denominations of a like aggregate principal amount at the corporate trust office of the junior trustee in New York, New York. Payment of interest may be made at our option by check mailed to the address of the person entitled thereto or by transfer to an account maintained by the person entitled thereto.

We have the right to dissolve the Issuer Trust and cause the junior subordinated debentures to be distributed to the holders of the trust preferred securities and the trust common securities.

The indenture does not contain provisions that would afford holders of junior subordinated debentures protection in the event of a sudden and dramatic decline in our credit quality resulting from any highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving us that may adversely affect such holders.

The junior trustee is an affiliate of Deutsche Bank Securities Inc., one of the underwriters of this offering. Under the Trust Indenture Act of 1939, as amended, due to this affiliation, if a default were to occur under the junior subordinated debentures, the junior trustee would be required to resign as junior trustee within 90 days of the default unless the default were cured, duly waived, or otherwise eliminated.

Interest Rate and Maturity

The junior subordinated debentures will mature on     , 2066 and will bear interest, at a per annum rate equal to     % of their principal amount, payable quarterly in arrears on             ,             ,              and              of each year, beginning             , 2006. So long as the junior subordinated debentures are represented by a global security, the applicable record date shall be one business day before the relevant payment date. If the junior subordinated debentures are ever issued in certificated form (unless held by the property trustee), applicable record dates for each interest payment will be the first day of the month in which the relevant interest payment date occurs, even if that day is not a business day. Interest payments not paid when due will themselves accrue additional interest at the annual rate of     %. When we refer to any payment of interest, interest includes such additional interest and any additional amounts. Each date on which interest is paid is called an “interest payment date.” The interest payment provisions for the junior subordinated debentures correspond to the distribution provisions for the trust preferred securities. The junior subordinated debentures do not have a sinking fund. This means that we are not required to make any principal payments prior to maturity of the junior subordinated debentures.

Ranking of the Junior Subordinated Debentures and Guarantee

Our payment obligations under the junior subordinated debentures and the guarantee will be unsecured and will rank junior and be subordinated in right of payment and upon liquidation to all of our current and future indebtedness, other than trade account payables and accrued liabilities arising in the ordinary course of business; provided, however, that the junior subordinated debentures and the guarantee will rank equally in right of payment with any Pari Passu Securities.

“Pari Passu Securities” means: (i) indebtedness that, among other things, (a) qualifies or is issued to financing vehicles issuing securities that qualify as Tier 1 capital of KeyCorp under the capital guidelines of the Federal Reserve and (b) by its terms ranks equally with the junior subordinated debentures in right of payment and upon liquidation; and (ii) guarantees of indebtedness described in clause (i) or securities issued by one or more financing vehicles described in clause (i). “Pari Passu Securities” does not include our junior subordinated debentures or guarantees issued in connection with our currently outstanding and future traditional trust preferred securities, each of which will rank senior to the trust preferred securities being issued by the Issuer Trust.

As a holding company, our assets primarily consist of the equity securities of our subsidiaries. As a result, the ability of holders of the junior subordinated debentures to benefit from any distribution of assets of any subsidiary upon the liquidation or reorganization of such subsidiary is subordinate to the prior claims of present and future creditors of that subsidiary.

The trust preferred securities, the junior subordinated debentures and the guarantee do not limit our or our subsidiaries’ ability to incur additional debt, including debt that ranks senior in priority of payment to the junior subordinated debentures and the guarantee. At March 31, 2006, our indebtedness and obligations, on an unconsolidated basis, totaled approximately $4.2 billion, all of which will rank senior in right of payment and upon liquidation to the junior subordinated debentures. In addition, the junior subordinated debentures will be effectively subordinated to all of our subsidiaries’ existing and future indebtedness and other obligations, including, but not limited to, obligations to depositors. At March 31, 2006, our subsidiaries’ total deposits and borrowings were approximately $75.2 billion.

Redemption

We may redeem the junior subordinated debentures before their maturity at 100% of their principal amount plus accrued and unpaid interest:

•	in whole or in part, on one or more occasions at any time on or after , 2011; or

•

in whole at any time if certain changes occur in tax or investment company laws or regulations, or in the treatment of the trust preferred securities as Tier 1 capital of KeyCorp under the applicable capital guidelines of the Federal Reserve. These events, which we refer to as “Special Events,” are described in detail below under the caption “—Redemption Upon a Special Event.”

We may not redeem the junior subordinated debentures unless we receive the prior approval of the Federal Reserve to do so, if such approval is then required.

General

When we repay the junior subordinated debentures, either at maturity on     , 2066 or upon early redemption (as discussed above), the Issuer Trust will use the cash it receives from the repayment or redemption of the junior subordinated debentures to redeem a corresponding amount of the trust preferred securities and trust common securities. The redemption price for the trust securities will be equal to the liquidation amount, $25 per trust security, plus accumulated but unpaid distributions on the trust securities to the redemption date.

If less than all of the trust preferred securities and the trust common securities are redeemed, the total amount of the trust preferred securities and trust common securities to be redeemed will be allocated proportionately among the trust preferred securities and trust common securities, unless an event of default under the junior subordinated debentures or similar event has occurred, as described above under the caption “Description of the Trust Preferred Securities—Subordination of Trust Common Securities.”

If we do not elect to redeem the junior subordinated debentures, then the trust preferred securities will remain outstanding until the repayment of the junior subordinated debentures unless we liquidate the Issuer Trust and distribute the junior subordinated debentures to you. For more information, see above under the caption “Description of the Trust Preferred Securities—Redemption or Exchange” in this prospectus supplement.

Redemption Upon a Special Event

If a Special Event has occurred and is continuing, and we cannot cure that event by some reasonable action, then we may redeem the junior subordinated debentures within 90 days following the occurrence of the Special Event. A “Special Event” means, for these purposes, the occurrence of a “Tax Event”, a “Regulatory Capital Event” or an “Investment Company Event.” We summarize each of these events below.

A “Tax Event” means that either we or the Issuer Trust will have received an opinion of counsel (which may be our counsel or counsel of an affiliate but not an employee and which must be reasonably acceptable to the property trustee) experienced in tax matters stating that, as a result of any:

•	amendment to, or change (including any announced prospective change) in, the laws (or any regulations under those laws) of the United States or any political subdivision or taxing authority affecting taxation; or

•	interpretation or application of the laws, enumerated in the preceding bullet point, or regulations by any court, governmental agency or regulatory authority,

there is more than an insubstantial risk that:

•	the Issuer Trust is, or will be within 90 days of the date of the opinion of counsel, subject to U.S. federal income tax on interest received on the junior subordinated debentures;

•	interest payable by us to the Issuer Trust on the junior subordinated debentures is not, or will not be within 90 days of the date of the opinion of counsel, deductible, in whole or in part, for U.S. federal income tax purposes; or

•	the Issuer Trust is, or will be within 90 days of the date of the opinion of counsel, subject to more than a minimal amount of other taxes, duties, assessments or other governmental charges.

A “Regulatory Capital Event” means the reasonable determination by us that, as a result of any:

•	amendment to, or change (including any prospective change) in, the laws or any applicable regulation of the United States or any political subdivision; or

•	as a result of any official or administrative pronouncement or action or judicial decision interpreting or applying the laws or regulations, which amendment is effective or announced on or after the date of issuance of the trust preferred securities, there is more than an insubstantial risk of impairment of our ability to treat the trust preferred securities (or any substantial portion) as Tier 1 capital for purposes of the applicable capital guidelines of the Federal Reserve.

An “Investment Company Event” means the receipt by us and the Issuer Trust of an opinion of counsel experienced in matters relating to investment companies to the effect that, as a result of any:

•	change in law or regulation; or

•	change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority,

the Issuer Trust is or will be considered an investment company that is required to be registered under the Investment Company Act, which change becomes effective on or after the original issuance of the trust preferred securities.

Redemption Procedures

Notices of any redemption of the junior subordinated debentures and the procedures for that redemption shall be the same as those described for the redemption of the trust preferred securities under the caption “Description of the Trust Preferred Securities—Redemption Procedures” above. Notice of any redemption will be given at least 30 days but not more than 60 days before the redemption date to each holder of junior subordinated debentures at its registered address.

Option to Defer Interest Payments

We may defer quarterly interest payments on the junior subordinated debentures for one or more periods (each, an “Optional Deferral Period”) for up to 20 consecutive quarterly periods, or five years, if no event of default with respect to the junior subordinated debentures giving rise to acceleration rights has occurred. A deferral of interest payments cannot extend, however, beyond the maturity date of the junior subordinated debentures. During the Optional Deferral Period, interest will continue to accrue on the junior subordinated debentures, compounded quarterly, and deferred interest payments will accrue additional interest at     % (which rate will be equal to the annual interest rate on the junior subordinated debentures) to the extent permitted by applicable law. No interest will be due and payable on the junior subordinated debentures until the end of the Optional Deferral Period except upon a redemption of the junior subordinated debentures during a deferral period.

We may pay at any time all or any portion of the interest accrued to that point during a deferral period. At the end of the deferral period or on any redemption date, we will be obligated to pay all accrued and unpaid interest (subject to the provisions described under the caption “—Obligations After Five Years of Optional Deferral” and “—Market Disruption Events” below).

Once we pay all accrued and unpaid interest on the junior subordinated debentures, we again can defer interest payments on the junior subordinated debentures as described above, provided that a deferral period cannot extend beyond the maturity date of the junior subordinated debentures.

Certain Limitations During a Deferral Period

As a consequence of any deferral of payment of interest on the junior subordinated debentures, distributions on the trust preferred securities would be deferred (but would continue to accumulate additional distributions at the rate per annum described herein for the trust preferred securities) by the Issuer Trust of the trust preferred securities during the Optional Deferral Period. During any applicable Optional Deferral Period, and, after a five year Optional Deferral Period, until we have paid all accrued and unpaid interest, we have agreed not to, and not to permit any subsidiary to:

•	declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock;

•	make any payment of principal of or interest or premium, if any, on or repay, repurchase or redeem any of our debt securities that rank on a parity in all respects with or junior in interest to the corresponding junior subordinated debentures other than:

•	repurchases, redemptions or other acquisitions of shares in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of one or more employees, officers, directors or consultants, in connection with a dividend reinvestment or shareholder stock purchase plan or in connection with the issuance of our capital shares (or securities convertible into or exercisable for our capital shares) as consideration in an acquisition transaction entered into prior to the applicable Optional Deferral Period;

•	as a result of any exchange or conversion of any class or series of our capital shares (or any capital shares of a subsidiary of KeyCorp) for any class or series of our capital shares or of any class or series of our indebtedness for any class or series of our capital shares;

•	the purchase of fractional interests in our capital shares in accordance with the conversion or exchange provisions of such capital shares or the security being converted or exchanged;

•	any declaration of a dividend in connection with any shareholders’ rights plan, or the issuance of rights, stock or other property under any shareholders’ rights plan, or the redemption or repurchase of rights in accordance with any shareholders’ rights plan; or

•	any dividend in the form of stock, warrants, options or other rights where the dividend stock or the stock issuable upon exercise of the warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks on a parity with or junior to such stock.

•	make any guarantee payments on any guarantee of debt securities of any of our subsidiaries (including under other guarantees of junior subordinated debentures) if the guarantee ranks equally with or junior in interest to the junior subordinated debentures, except in some circumstances.

Prior to the termination of any applicable Optional Deferral Period, we may further defer the payment of interest.

This covenant will also apply if:

•	we have actual knowledge of an event that with the giving of notice or the lapse of time, or both, would constitute a debenture default under the junior indenture with respect to the junior subordinated debentures and we have not taken reasonable steps to cure the event, and

•	if the junior subordinated debentures are held by an Issuer Trust, we are in default with respect to its payment of any obligations under the guarantee related to the related trust preferred securities.

However, at any time, including during a deferral period, we will be permitted to:

•	pay dividends or distributions in additional shares of our capital stock;

•	make payments under the guarantee of the series of the trust preferred securities and the common securities;

•	declare or pay a dividend in connection with the implementation of a shareholders’ rights plan, or issue shares under such a plan or repurchase such rights; and

•	purchase common shares for issuance pursuant to any employee benefit plans.

Notice

We will provide to the Issuer Trust written notice of any optional deferral of interest at least ten and not more than 60 business days prior to the applicable interest payment date, and any such notice will be forwarded promptly by the Issuer Trust to each holder of record of trust preferred securities.

If we defer interest for a period of five consecutive years from the commencement of an Optional Deferral Period, we will be required to pay all accrued and unpaid interest from the proceeds of the issuance of common shares and/or perpetual non-cumulative preferred shares pursuant to the Alternative Payment Mechanism, as described below under the caption “—Obligations After Five Years of Optional Deferral.” We may pay the accrued and unpaid interest at any time during an Optional Deferral Period.

Obligations After Five Years of Optional Deferral

If we fail to pay all accrued and unpaid interest on the junior subordinated debentures for a period of five consecutive years following the commencement of an Optional Deferral Period, we will notify the Federal Reserve and:

•	unless we notify the Issuer Trust that a Market Disruption Event (as defined below) has occurred, we will be required to sell our common shares and/or perpetual non-cumulative preferred shares pursuant to the Alternative Payment Mechanism and use the net proceeds of those sales to pay all accrued and unpaid interest on the junior subordinated debentures on or prior to the next interest payment date, in each case as described under the caption “Alternative Payment Mechanism;” and

•	We will be prohibited from paying interest on the junior subordinated debentures from any other source until all accrued and unpaid interest has been paid pursuant to the Alternative Payment Mechanism.

Our use of other sources to fund interest payments would be a breach of our obligations under the junior subordinated debentures, but would not be an event of default under the indenture. In addition, our failure to pay interest on the junior subordinated debentures for an additional period of up to five consecutive years following an Optional Deferral Period will not constitute an event of default under the indenture if we notify the Issuer Trust that a Market Disruption Event has occurred. See below under the caption “—Market Disruption Events” in this prospectus supplement. However, an event of default under the indenture will occur, notwithstanding the occurrence of any Market Disruption Event, if we fail to pay all accrued and unpaid interest for a period of more than ten consecutive years after the commencement of an Optional Deferral Period.

In the absence of a Market Disruption Event, if we fail to pay all accrued and unpaid interest on the junior subordinated debentures on or by the next interest payment date following a five-year Optional Deferral Period, such failure shall constitute an event of default under the indenture; however, prior to the expiration of ten consecutive years after the commencement of an Optional Deferral Period, the occurrence of such an event of default shall not entitle the junior trustee or the holders of the junior subordinated debentures to declare the principal amount of the junior subordinated debentures immediately due and payable. Instead, the junior trustee and the holders of the junior subordinated debentures shall, prior to the expiration of ten consecutive years after the commencement of such Optional Deferral Period, only have the right to seek payment of such interest.

Alternative Payment Mechanism

Subject to the exclusion described under the caption “—Market Disruption Events” below, if we have optionally deferred interest payments otherwise due on the junior subordinated debentures for a period of more than five consecutive years, we will be required to sell our common shares and/or perpetual non-cumulative preferred shares until we have raised an amount of Eligible Equity Proceeds at least equal to the aggregate amount of interest on the junior subordinated debentures that will be accrued and unpaid as of the next interest payment date. We have agreed to pay all accrued and unpaid interest on the junior subordinated debentures on the next interest payment date to the extent, and only to the extent, of those Eligible Equity Proceeds, provided that our use of other sources of funds to pay interest payments would not, by itself, be an event of default under the indenture that would permit the Issuer Trust or holders of trust preferred securities to accelerate the junior subordinated debentures.

For each interest payment date, “Eligible Equity Proceeds” means the net proceeds (after underwriters’ or placement agents’ fees, commissions or discounts and other expenses relating to the issuances) we have received during the 180-day period prior to that interest payment date from the sale or offering of any combination of the following equity securities to persons that are not our affiliates:

•	common shares, including treasury shares and common shares sold pursuant to our dividend reinvestment plan and employee benefit plans; and/or

•	our perpetual non-cumulative preferred shares;

provided, in each case, that we have obtained the prior approval of the Federal Reserve (if required) for the issuance and sale of such securities.

Market Disruption Events

A “Market Disruption Event” means the occurrence or existence of any of the following events or sets of circumstances:

•	trading in securities generally on the New York Stock Exchange or any other national securities exchange or over-the-counter market on which our common shares and/or preferred shares is then listed or traded shall have been suspended or its settlement generally shall have been materially disrupted;

•	we would be required to obtain the consent or approval of a regulatory body (including, without limitation, any securities exchange) or governmental authority to issue shares of our common shares and/or perpetual non-cumulative preferred shares, and we fail to obtain that consent or approval notwithstanding our commercially reasonable efforts to obtain that consent or approval (including, without limitation, failing to obtain approval for such issuance from the Federal Reserve after having given notice to the Federal Reserve as required under the indenture); or

•	an event occurs and is continuing as a result of which the offering document for the offer and sale of our common shares and/or perpetual non-cumulative preferred shares would, in our reasonable judgment, contain an untrue statement of a material fact or omit to state a material fact required to be stated in that offering document or necessary to make the statements in that offering document not misleading and either (a) the disclosure of that event at the time the event occurs, in our reasonable judgment, would have a material adverse effect on our business or (b) the disclosure relates to a previously undisclosed proposed or pending material business transaction, the disclosure of which would impede our ability to consummate that transaction, provided that one or more events described under this bullet shall not constitute a Market Disruption Event with respect to more than one interest payment date.

We will be excused from our obligations under the Alternative Payment Mechanism in respect of any interest payment date if we provide written certification to the Issuer Trust (which the Issuer Trust will promptly forward upon receipt to each holder of record of trust preferred securities) no more than 20 and no fewer than ten business days in advance of that interest payment date certifying that:

•	a Market Disruption Event was existing after the immediately preceding interest payment date;

•	and either (a) the Market Disruption Event continued for the entire period from the business day immediately following the preceding interest payment date to the business day immediately preceding the date on which that certification is provided or (b) the Market Disruption Event continued for only part of this period, but we were unable after commercially reasonable efforts to raise sufficient Eligible Equity Proceeds during the rest of that period to pay all accrued and unpaid interest.

Our certification of a Market Disruption Event will identify which type of Market Disruption Event has occurred with respect to the applicable interest payment date, and the date(s) on which that event occurred or existed.

If, due to a Market Disruption Event, we were able to raise some, but not all, Eligible Equity Proceeds in respect of an interest payment date, we will apply any available Eligible Equity Proceeds to pay accrued and unpaid interest on the applicable interest payment date, and you will be entitled to receive your pro rata share of any amounts received on the junior subordinated debentures; provided, however, that if we have outstanding securities in addition to the junior subordinated debentures under which we are obligated to sell common share and/or perpetual non-cumulative preferred shares and apply the net proceeds to the payment of deferred interest, then on any date and for any period the amount of net proceeds received by us from those sales and available for payment of the deferred interest shall be applied to the junior subordinated debentures and those other securities on a pro rata basis, or on such other basis as the Federal Reserve may approve.

Events of Default

Events of Default Subject to Acceleration

The following are events of defaults under the indenture with respect to the junior subordinated debentures:

•	default for 30 calendar days in the payment of any interest on the junior subordinated debentures when it becomes due and payable (whether or not such payment is prohibited by the subordination provisions); however, a default under this provision will not arise (i) if we have properly deferred the interest in connection with an Optional Deferral Period or (ii) when the Alternative Payment Mechanism applies;

•	any non-payment of interest, whether due to an optional deferral or otherwise, that continues for 10 consecutive years without all accrued and unpaid interest (including compounded interest) having been paid in full;

•	the Issuer Trust shall have voluntarily or involuntarily dissolved, wound-up its business or otherwise terminated its existence, except in connection with (i) the distribution of the junior subordinated debentures to holders of the trust preferred securities, (ii) the redemption of all of the outstanding trust preferred securities or (iii) certain mergers, consolidations or amalgamations; or

•	certain events in bankruptcy, insolvency or reorganization.

If such an event of default (other than certain events of bankruptcy) occurs under the indenture, the junior trustee or the holders of 25% of the principal amount of the junior subordinated debentures shall have the right to declare the principal amount of the junior subordinated debentures and any accrued interest thereon, immediately due and payable. If an event of default consisting of certain events of bankruptcy occurs under the indenture, the principal amount of all the outstanding junior subordinated debentures will automatically, and without any declaration or other action on the part of the junior trustee or any holder, become immediately due and payable.

For information on the rights of holders of trust preferred securities in the case of an event of default, see above under the caption “Description of the Trust Preferred Securities—Trust Enforcement Events” in this prospectus supplement

Defaults Not Subject to Acceleration

Events of default under the indenture with respect to the junior subordinated debentures do not include failure to comply with or breach of our other covenants in the indenture with respect to the junior subordinated indentures (an “other covenant default”), including the covenant to sell common shares or perpetual non-cumulative preferred shares through the Alternative Payment Mechanism to meet certain interest payment obligations. Accordingly, an other covenant default will not result in the acceleration of payment of the junior subordinated debentures. Although an other covenant default will not constitute an event of default, it will constitute a default under the indenture and could give rise to a claim against us relating to the specific breach; however, the remedy of holders of the junior subordinated debentures may be limited to direct monetary damages (if any).

Enforcement Rights of Holders of Junior Subordinated Debentures

The holders of a majority in aggregate outstanding principal amount of the junior subordinated debentures have the right to direct the time, method and place of conducting any proceeding for any remedy available to the junior trustee. The junior trustee or the holders of at least 25% in aggregate outstanding principal amount of the junior subordinated debentures may declare the principal due and payable immediately upon an event of default. Should the junior trustee fail to make this declaration, the holders of at least 25% in aggregate liquidation amount of the trust preferred securities will have the right to make this declaration.

The holders of a majority of the outstanding junior subordinated debentures may also annul any such the declaration and waive the event of default, provided all defaults have been cured and all payment obligations have been made current. In the case of corresponding junior subordinated debentures, should the holders of a majority of the outstanding junior subordinated debentures fail to annul the declaration and waive the default, the holders of a majority in aggregate liquidation amount of the trust preferred securities will have the right to do so. In the event of our bankruptcy, insolvency or reorganization, junior subordinated debentures holders’ claims would fall under the broad equity power of a federal bankruptcy court, and to that court’s determination of the nature of those holders’ rights.

The holders of a majority in aggregate outstanding principal amount of the junior subordinated debentures may, on behalf of the holders of all the junior subordinated debentures, waive any default, except a default in the payment of principal or interest (including any additional interest) (unless the default has been cured and a sum sufficient to pay all matured installments of interest (including any additional interest) and principal due otherwise than by acceleration has been deposited with the junior trustee) or a default in respect of a covenant or provision which under the indenture cannot be modified or amended without the consent of the holder of each outstanding junior subordinated debenture. Should the holders of the junior subordinated debentures fail to waive the default, the holders of a majority in aggregate liquidation amount of the trust preferred securities will have the right to do so. We are required to file annually with the junior trustee a certificate as to whether or not we are in compliance with all the conditions and covenants applicable to us under the indenture.

Modification of the Indenture

We may modify or amend the indenture with the consent of the junior trustee, in some cases without obtaining the consent of holders of the junior subordinated debentures. Certain modifications and amendments also require the consent of the holders of at least a majority in principal amount of the outstanding junior subordinated debentures of each series issued under the indenture that would be affected by the modification or amendment. Further, without the consent of the holder of each outstanding junior subordinated debenture that would be affected, we may not:

•	change the stated maturity of the principal, or any installment of principal or interest, on any outstanding junior subordinated debenture;

•	reduce any principal amount, premium or interest, on any outstanding junior subordinated debenture, including in the case of an original issue discount security the amount payable upon acceleration of the maturity of that security;

•	change the place of payment where, or the coin or currency or currency unit in which, any principal, premium or interest, on any junior subordinated debenture is payable;

•	impair the right to institute suit for the enforcement of any payment on or after the stated maturity or, in the case of redemption, on or after the redemption date;

•	reduce the above-stated percentage of outstanding junior subordinated debentures necessary to modify or amend the applicable indenture; or

•	modify the above requirements or reduce the percentage of aggregate principal amount of outstanding junior subordinated debentures of any series required to be held by holders seeking to waive compliance with certain provisions of the relevant indenture or seeking to waive certain defaults, and, so long as any of the trust preferred securities remain outstanding,

•	no modification may be made that adversely affects the holders of the trust preferred securities in any material respect, and no termination of the indenture may occur, and no waiver of any default or compliance with any covenant under the indenture may be effective, without the prior consent of the holders of at least a majority of the aggregate liquidation amount of all outstanding trust preferred securities affected unless and until the principal of the junior subordinated debentures and all accrued and unpaid interest have been paid in full and certain other conditions have been satisfied, and

•	where a consent under the indenture would require the consent of each holder of the junior subordinated debentures, no such consent will be given by the property trustee without the prior consent of each holder of the trust preferred securities.

We may, with the junior trustee’s consent, execute, without the consent of any holder of junior subordinated debentures, any supplemental indenture for the purpose of creating any new series of junior subordinated debentures.

Consolidation, Merger, Sale of Assets and Other Transactions

The indenture provides that we may not consolidate with or merge into another corporation or transfer our properties and assets substantially as an entirety to another person unless:

•	the entity formed by the consolidation or into which we merge, or to which we transfer our properties and assets (1) is a corporation, partnership or trust organized and existing under the laws of the United States, any state of the United States or the District of Columbia and (2) expressly assumes by supplemental indenture the payment of any principal, premium or interest on the junior subordinated debentures, and the performance of our other covenants under the indenture; and

•	immediately after giving effect to this transaction, no default, and no event which, after notice or lapse of time or both, would become a default, will have occurred and be continuing under the indenture.

The general provisions of the indenture do not afford holders of the junior subordinated debentures protection in the event of a highly leveraged or other transaction involving us that may adversely affect holders of the junior subordinated debentures.

Satisfaction and Discharge

The indenture provides that when, among other things, all junior subordinated debentures not previously delivered to the junior trustee for cancellation:

•	have become due and payable;

•	will become due and payable at their stated maturity within one year; or

•	are to be called for redemption within one year under arrangements satisfactory to the junior trustee for the giving of notice of redemption by the junior trustee;

and we deposit or cause to be deposited with the junior trustee funds, in trust, for the purpose and in an amount in the currency or currencies in which the junior subordinated debentures are payable sufficient to pay and discharge the entire indebtedness on the junior subordinated debentures not previously delivered to the junior trustee for cancellation, for the principal, premium, if any, and interest (including any additional interest) to the date of the deposit or to the stated maturity, as the case may be, then the indenture will cease to be of further effect (except as to our obligations to pay all other sums due under the indenture and to provide the officers’ certificates and opinions of counsel described therein), and we will be deemed to have satisfied and discharged the indenture.

Book-Entry and Settlement

If the junior subordinated debentures are distributed to holders of trust preferred securities in connection with the involuntary or voluntary dissolution, winding-up or liquidation of the Issuer Trust as a result of the occurrence of a tax event, investment company event or capital treatment event, the junior subordinated debentures will be issued in the form of one or more global certificates registered in the name of the depositary or its nominee. Each global certificate is referred to as a “global security”. Except under the limited circumstances described below, junior subordinated debentures represented by a global security will not be exchangeable for, and will not otherwise be issuable as, junior subordinated debentures in definitive form. The global securities described above may not be transferred except by the depositary to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or to a successor depositary or its nominee.

The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to transfer beneficial interests in such a global security.

Except as provided below, owners of beneficial interests in such a global security will not be entitled to receive physical delivery of junior subordinated debentures in definitive form and will not be considered the holders, as defined in the indenture, of such global security for any purpose under the indenture. A global security representing junior subordinated debentures is only exchangeable for another global security of like denomination and tenor to be registered in the name of the depositary or its nominee or to a successor depositary or its nominee. This means that each beneficial owner must rely on the procedures of the depositary, or if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the indenture.

The Depositary

If the junior subordinated debentures are distributed to holders of the trust preferred securities in liquidation of such holders’ interests in the Issuer Trust, DTC will act as securities depositary for the junior subordinated debentures. We may appoint a successor to DTC or any successor depositary in the event DTC or such successor depositary is unable or unwilling to continue as a depositary for the global securities. For a description of DTC and the specific terms of the depositary arrangements, see below under the caption “Book-Entry Issuance” of this prospectus supplement.

None of the Issuer Trust, we, the junior trustee, any paying agent or any other agent of KeyCorp or the junior trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global security for such junior subordinated debentures or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

Discontinuance of the Depositary’s Services

A global security will be exchangeable for junior subordinated debentures registered in the names of persons other than the depositary or its nominee only if:

•	the depositary notifies us that it is unwilling or unable to continue as a depositary for such global security and no successor depositary has been appointed;

•	the depositary, at any time, ceases to be a clearing agency registered under the Exchange Act at which time the depositary is required to be so registered to act as such depositary and no successor depositary has been appointed;

•	we, in our sole discretion, determine that such global security shall be so exchangeable; or

•	an event of default relating to the junior subordinated debentures then exists.

Any global security that is exchangeable pursuant to the preceding sentence shall be exchangeable for junior subordinated debentures registered in such names as the depositary shall direct. It is expected that such instructions will be based upon directions received by the depositary from its participants relating to ownership of beneficial interests in such global security.

Governing Law

The indenture and the junior subordinated debentures will be governed by and construed in accordance with the laws of the State of New York.

Information Concerning the Junior Trustee

The junior trustee will have, and be subject to, all the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act. Subject to these provisions, the junior trustee is under no obligation to exercise any of the powers vested in it by the indenture at the request of any holder of junior subordinated debentures, unless offered reasonable indemnity by that holder against the costs, expenses and liabilities which might be incurred thereby. The junior trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the junior trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

DESCRIPTION OF THE GUARANTEE

The following description summarizes the material provisions of the guarantee. This description is not complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the guarantee, including the definitions therein, and the Trust Indenture Act. The form of the guarantee has been filed as an exhibit to our SEC registration statement.

The Guarantee

The guarantee will be executed and delivered by us at the same time the Issuer Trust issues the trust preferred securities. The guarantee is for the benefit of the holders from time to time of the trust preferred securities. Deutsche Bank Trust Company Americas will act as trustee (referred to below as the “guarantee trustee”) under the guarantee for the purposes of compliance with the Trust Indenture Act and the guarantee will be qualified as an indenture under the Trust Indenture Act. The guarantee trustee will hold each guarantee for the benefit of the holders of the trust preferred securities.

We irrevocably and unconditionally agree to pay in full on a subordinated basis, to the extent described below, the guarantee payments (as defined below) to the holders of the trust preferred securities, as and when due, regardless of any defense, right of set-off or counterclaim that the Issuer Trust may have or assert other than the defense of payment. The following payments or distributions with respect to the trust preferred securities, to the extent not paid by or on behalf of the Issuer Trust (referred to as the “guarantee payments”), will be subject to the related guarantee:

•	any accumulated and unpaid distributions required to be paid on the trust preferred securities, to the extent that the Issuer Trust has funds legally and immediately available to pay them;

•	any redemption price required to be paid on the trust preferred securities, to the extent that the Issuer Trust has funds legally and immediately available to pay it; and

•	upon a voluntary or involuntary termination, winding up or liquidation of the Issuer Trust (unless the junior subordinated debentures are distributed to holders of the trust preferred securities in exchange for their trust preferred securities), the lesser of:

•	the liquidation distribution for the trust preferred securities; and

•	the amount of assets of the Issuer Trust remaining available for distribution to holders of trust preferred securities after satisfaction of liabilities to creditors of the Issuer Trust as required by applicable law.

Our obligation to make a guarantee payment may be satisfied by direct payment of the required amounts by us to the holders of the trust preferred securities or by causing the Issuer Trust to pay these amounts to the holders.

The guarantee is an irrevocable and unconditional guarantee on a subordinated basis of the Issuer Trust’s obligations under the trust preferred securities, but will apply only to the extent that the related Issuer Trust has funds sufficient to make such payments, and is not a guarantee of collection. See below under the caption “—Status of the Guarantee” in this prospectus supplement.

If and to the extent we do not make payments on the junior subordinated debentures, the Issuer Trust will not be able to make payments on the trust preferred securities and will not have funds available to do so. Each guarantee constitutes an unsecured obligation of ours and will rank subordinate and junior in right of payment to all of our senior debt. See below under the caption “—Status of the Guarantee” in this prospectus supplement. Because we are a holding company, our right to participate in any distribution of assets of any subsidiary upon such subsidiary’s liquidation or reorganization or otherwise is subject to the prior claims of creditors of that subsidiary, except to the extent we may ourselves be recognized as a creditor of that subsidiary. Accordingly, our obligations under the guarantee will be effectively subordinated to all existing and future liabilities of our subsidiaries, and claimants should look only to our assets for payments. The guarantee does not limit the incurrence or issuance of other secured or unsecured debt of ours, including senior debt, whether under the indenture, any other existing indenture or any other indenture that we may enter into in the future or otherwise.

We have, through the guarantee, the trust agreement, the junior subordinated debentures and the indenture, taken together, fully, irrevocably and unconditionally guaranteed all of the Issuer Trust’s obligations under the trust preferred securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes a guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of an Issuer Trust’s obligations under the trust preferred securities. See below under the caption “Relationship Among the Trust Preferred Securities, the Junior Subordinated Debentures and the Guarantee” in this prospectus supplement.

Status of the Guarantee

The guarantee constitutes an unsecured obligation of ours and will be subordinated in right of payment to all of our debt other than pari passu indebtedness in the same manner as the junior subordinated debentures.

Each guarantee will constitute a guarantee of payment and not of collection (i.e., the guaranteed party may institute a legal proceeding directly against us to enforce its rights under the guarantee without first instituting a legal proceeding against any other person or entity). Each guarantee will be held for the benefit of the holders of the related trust preferred securities. Each guarantee will not be discharged except by payment of the guarantee payments in full to the extent not paid by the Issuer Trust or upon distribution to the holders of the trust preferred securities of the corresponding junior subordinated debentures. None of the guarantees places a limitation on the amount of additional debt that may be incurred by us. We expect from time to time to incur additional indebtedness senior to the junior subordinated debentures.

Because we are a holding company, our obligations under each guarantee, like our obligations under the corresponding junior subordinated debentures, will also be effectively subordinated to all existing and future liabilities of our bank subsidiaries and any other subsidiaries we may have. See above under the caption “Description of the Junior Subordinated Debentures—Ranking of the Junior Subordinated Debentures and Guarantee” in this prospectus supplement.

Amendments and Assignment

Except with respect to any changes which do not materially adversely affect the material rights of holders of the trust preferred securities (in which case no vote of the holders will be required), the guarantee may not be amended without the prior approval of the holders of a majority of the outstanding trust preferred securities. The guarantees and agreements contained in the guarantee will bind our successors, assigns, receivers, trustees and representatives and will inure to the benefit of the holders of the related trust preferred securities then outstanding. We may not assign our obligations under the guarantees except in connection with a consolidation, merger or amalgamation involving us that is permitted under the terms of the indenture.

Events of Default

An event of default under the guarantee will occur upon our failure to perform any of our payment obligations under the guarantee or to perform any non-payment obligations if this non-payment default remains unremedied for 30 days. The holders of a majority of the trust preferred securities then outstanding have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee in respect of the guarantee or to direct the exercise of any trust or power conferred upon the guarantee trustee under the guarantee.

We, as guarantor, are required to file annually with the guarantee trustee a certificate as to whether or not we are in compliance with all the conditions and covenants applicable to it under the guarantee.

Information Concerning the Guarantee Trustee

The guarantee trustee, other than during the occurrence and continuance of a default by us in performance of any guarantee, undertakes to perform only those duties specifically set forth in each guarantee and, after default with respect to any guarantee, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the guarantee trustee is under no obligation to exercise any of the powers vested in it by any guarantee at the request of any holder of any trust preferred securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred as a result.

Termination of the Guarantee

The guarantee will terminate and be of no further force and effect upon:

•	the guarantee payments having been paid in full by us, the Issuer Trust or both; or

•	the distribution of the junior subordinated debentures to the holders of the trust preferred securities in exchange for their trust preferred securities.

The guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of the trust preferred securities must restore payment of any sums paid under the trust preferred securities or the guarantee.

Governing Law

The guarantee will be governed by and construed in accordance with the laws of the State of New York.

RELATIONSHIP AMONG THE TRUST PREFERRED SECURITIES,

THE JUNIOR SUBORDINATED DEBENTURES AND THE GUARANTEE

Full and Unconditional Guarantee

Payments of distributions and other amounts due on the trust preferred securities are irrevocably guaranteed by us, to the extent the Issuer Trust has funds available for the payment of such distributions, as described under the caption “Description of the Guarantee” in this prospectus supplement. The guarantee will be unsecured and will rank junior and be subordinated in right of payment to all our senior debt. See above under the caption “Description of the Junior Subordinated Debentures—Ranking of the Junior Subordinated Debentures and Guarantee” in this prospectus supplement.

If we do not make payments under the junior subordinated debentures, the Issuer Trust will not have sufficient funds to pay distributions or other amounts due on the trust preferred securities. The guarantee does not cover payment of distributions when the Issuer Trust does not have sufficient funds to pay such distributions. In that event, a holder of trust preferred securities may institute a legal proceeding directly against us to enforce payment of the junior subordinated debentures to such holder in accordance with their terms, including our right to defer interest payments.

Taken together, our obligations under the amended and restated trust agreement, the junior subordinated debentures, the indenture and the guarantee provide a full and unconditional guarantee of payments of distributions and other amounts due on the trust preferred securities.

Sufficiency of Payments

As long as payments of interest, principal and other payments are made when due on the junior subordinated debentures, those payments will be sufficient to cover distributions and other payments due on the trust preferred securities because of the following factors:

•	the total principal amount of the junior subordinated debentures will be equal to the sum of the total stated liquidation amount of the trust preferred securities and the trust common securities;

•	the interest rate and payment dates on the junior subordinated debentures will match the distribution rate and payment dates for the trust preferred securities;

•	as borrower, we will pay, and the Issuer Trust will not be obligated to pay, all costs, expenses and liabilities of the Issuer Trust except the Issuer Trust’s obligations under the trust preferred securities and common securities; and

•	the amended and restated trust agreement further provides that the Issuer Trust will engage only in activity that is consistent with the limited purposes of the Issuer Trust.

We have the right to set off any payment we are otherwise required to make under the indenture with and to the extent we make a related payment under the guarantee.

Enforcement Rights of Holders of Trust Preferred Securities

If a Trust Enforcement Event occurs, the holders of trust preferred securities would rely on the enforcement by the property trustee of its rights as registered holder of the junior subordinated debentures against us. In addition, the holders of a majority in liquidation amount of the trust preferred securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the property trustee or to direct the exercise of any trust or power conferred upon the property trustee under the amended and restated trust agreement, including the right to direct the property trustee to exercise the remedies available to it as the holder of the junior subordinated debentures.

If the property trustee fails to enforce its rights under the junior subordinated debentures in respect of an event of default under the indenture after a holder of trust preferred securities has made a written request, such holder may, to the extent permitted by applicable law, institute a legal proceeding against us to enforce the property trustee’s rights under the junior subordinated debentures. In addition, if we fail to pay interest or principal on the junior subordinated debentures, a holder of trust preferred securities may institute a proceeding directly against us for enforcement of payment to that holder of the principal of or interest on junior subordinated debentures having a principal amount equal to the total liquidation amount of that holder’s trust preferred securities (which we refer to as a “direct action”); provided, however, that if the Trust Enforcement Event results from the failure to pay interest on the junior subordinated debentures on or by the next interest payment date following a five-year Optional Deferral Period, the registered holder may not institute a direct action for the enforcement of payment of principal on the junior subordinated debentures prior to the expiration of ten consecutive years after the commencement of such Optional Deferral Period. “Description of the Junior Subordinated Debentures—Events of Default—Events of Default not Subject to Acceleration.” In connection with such a direct action, we will have the right to set off any payment made to such holder by us. The holders of trust preferred securities will not be able to exercise directly any other remedy available to the holders of the junior subordinated debentures.

Limited Purpose of Trust

The trust preferred securities evidence undivided beneficial ownership interests in the assets of the Issuer Trust, and the Issuer Trust exists for the sole purpose of issuing the trust common securities and trust preferred securities as described in this prospectus supplement. A principal difference between the rights of a holder of trust preferred securities and a holder of junior subordinated debentures is that a holder of junior subordinated debentures is entitled to receive from us the principal of and interest accrued on junior subordinated debentures held, while a holder of trust preferred securities is entitled to receive distributions to the extent the Issuer Trust has funds available for the payment of such distributions.

Rights Upon Termination

Upon any dissolution, winding-up or liquidation of the Issuer Trust involving the liquidation of the junior subordinated debentures, the holders of the trust preferred securities will be entitled to receive, out of assets held by the Issuer Trust, subject to the rights of any creditors of the Issuer Trust, the liquidation distribution in cash. Upon our voluntary or involuntary liquidation or bankruptcy, the property trustee, as holder of the junior subordinated debentures, would be our subordinated creditor, subordinated in right of payment to all senior debt as described in the indenture, but entitled to receive payment in full of principal and interest before any of our shareholders receive payments or distributions. Because we are the guarantor under the guarantee and, under the indenture, as borrower, we have agreed to pay for all costs, expenses and liabilities of the Issuer Trust (other than the Issuer Trust’s obligations to the holders of the trust preferred securities or the trust common securities), the positions of a holder of trust preferred securities and a holder of the junior subordinated debentures relative to other creditors and to our shareholders in the event of our liquidation or bankruptcy would be substantially the same.

CERTAIN TERMS OF THE REPLACEMENT CAPITAL COVENANT

We have summarized below certain terms of the Replacement Capital Covenant. This summary is not a complete description of the Replacement Capital Covenant and is qualified in its entirety by the terms and provisions of the indenture.

We will covenant in the Replacement Capital Covenant for the benefit of persons that buy, hold or sell a specified series of our long-term indebtedness that ranks senior to the junior subordinated debentures, or in certain limited cases persons that buy, hold or sell a specified series of long-term indebtedness of our subsidiary, KeyBank, that we will not redeem or repurchase, and we will cause the Issuer Trust not to redeem or repurchase, junior subordinated debentures or trust preferred securities on or before     , 2036, unless:

•	subject to certain limitations, during the 180 days prior to the date of that redemption or repurchase we have received proceeds from the sale of qualifying securities that (i) have equity-like characteristics that are the same as, or more equity-like than, the applicable characteristics of the junior subordinated debentures at the time of redemption or repurchase and (ii) qualify as Tier 1 capital of KeyCorp under the applicable capital guidelines of the Federal Reserve; and

•	we have obtained the prior approval of the Federal Reserve, if such approval is then required.

Our covenants in the Replacement Capital Covenant run only to the benefit of holders of the specified series of our long-term indebtedness or the specified long-term indebtedness of KeyBank, as applicable. The Replacement Capital Covenant is not intended for the benefit of holders of the junior subordinated debentures or trust preferred securities and may not be enforced by them, and the Replacement Capital Covenant is not a term of the indenture, the trust agreement, the junior subordinated debentures or the trust preferred securities.

Our ability to raise proceeds from qualifying securities during the six months prior to a proposed redemption or repurchase of the junior subordinated debentures or trust preferred securities will depend on, among other things, market conditions at that time as well as the acceptability to prospective investors of the terms of those qualifying securities.

The Replacement Capital Covenant may be terminated if the holders of at least 51% by principal amount of the then existing covered debt agree to terminate the Replacement Capital Covenant, or if we no longer have outstanding any indebtedness that qualifies as covered debt, and will be terminated on     , 2036 if not so terminated earlier.

BOOK-ENTRY ISSUANCE

DTC will act as securities depositary for the trust preferred securities and, in the event that the Issuer Trust is dissolved, the junior subordinated debentures. We will issue the trust preferred securities and junior subordinated debentures only as fully-registered securities registered in the name of Cede & Co. (DTC’s nominee). We will issue and deposit with DTC one or more fully-registered global certificates for the trust preferred securities and junior subordinated debentures representing in the aggregate, the total number of the Issuer Trust’s trust preferred securities or aggregate principal balance of junior subordinated debentures, respectively.

DTC is a limited purpose trust company organized under the New York Banking Law, a banking organization under the meaning of the New York Banking Law, a member of the Federal Reserve System, a clearing corporation under the meaning of the New York Uniform Commercial Code, and a clearing agency registered under the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, like transfers and pledges, in deposited securities through electronic computerized book-entry changes in the participants’ accounts, eliminating in this manner the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Others, like securities brokers and dealers, banks and trust companies that clear through or maintain custodial relationships with Direct Participants, either directly or indirectly, the Indirect Participants, also have access to the DTC system. The rules applicable to DTC and its participants are on file with the SEC.

Purchases of trust preferred securities or junior subordinated debentures within the DTC system must be made by or through Direct Participants, who will receive a credit for the trust preferred securities or junior subordinated debentures on DTC’s records. The ownership interest of each actual purchaser of each trust preferred security and each junior subordinated debenture is in turn to be recorded on the Direct and Indirect Participants’ records. DTC will not send written confirmation to Beneficial Owners of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owners purchased trust preferred securities or junior subordinated debentures. Transfers of ownership interests in the trust preferred securities or junior subordinated debentures are to be accomplished by entries made on the books of participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in trust preferred securities or junior subordinated debentures, unless the book-entry system for the trust preferred securities of the Issuer Trust or junior subordinated debentures is discontinued.

DTC has no knowledge of the actual Beneficial Owners of the trust preferred securities or junior subordinated debentures. DTC’s records reflect only the identity of the Direct Participants to whose accounts the trust preferred securities or junior subordinated debentures are credited, which may or may not be the Beneficial Owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners and the voting rights of Direct Participants, Indirect Participants and Beneficial Owners, subject to any statutory or regulatory requirements as is in effect from time to time, will be governed by arrangements among them.

We will send redemption notices to Cede & Co. as the registered holder of the trust preferred securities or junior subordinated debentures. If less than all of the trust preferred securities or the junior subordinated debentures are redeemed, DTC’s current practice is to determine by lot the amount of the interest of each Direct Participant to be redeemed.

Although voting on the trust preferred securities or the junior subordinated debentures is limited to the holders of record of the trust preferred securities or junior subordinated debentures, in those instances in which a vote is required, neither DTC nor Cede & Co. will itself consent or vote on trust preferred securities or junior subordinated debentures. Under its usual procedures, DTC would mail an Omnibus Proxy to the relevant trustee as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to Direct Participants for whose accounts the trust preferred securities or junior subordinated debentures are credited on the record date (identified in a listing attached to the Omnibus Proxy).

The relevant trustee will make distribution payments on the trust preferred securities or on the junior subordinated debentures to DTC. DTC’s practice is to credit Direct Participants’ accounts on the relevant payment date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payments on the payment date. Standing instructions and customary practices will govern payments from participants to Beneficial Owners. Subject to any statutory or regulatory requirements, participants, and not DTC, the relevant trustee, trust or us will be responsible for the payment. The relevant trustee is responsible for payment of distributions to DTC. Direct and Indirect Participants are responsible for the disbursement of the payments to the Beneficial Owners.

DTC may discontinue providing its services as securities depositary on any of the trust preferred securities or the junior subordinated debentures at any time by giving reasonable notice to the relevant trustee and to us. If a successor securities depositary is not obtained, final trust preferred securities or junior subordinated debentures certificates must be printed and delivered. We may at our option decide to discontinue the use of the system of book-entry transfers through DTC (or a successor depositary). After an event of default, the holders of a majority in liquidation preference of trust preferred securities or aggregate principal amount of junior subordinated debentures may discontinue the system of book-entry transfers through DTC. In this case, final certificates for the trust preferred securities or junior subordinated debentures will be printed and delivered.

The Issuer Trust and we have obtained the information in this section about DTC and DTC’s book-entry system from sources that they believe to be accurate, but the Issuer Trust and we assume no responsibility for the accuracy of the information. Neither the Issuer Trust nor we have any responsibility for the performance by DTC or its participants of their respective obligations as described in this prospectus supplement or under the rules and procedures governing their respective operations.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

This section describes the material United States federal income tax consequences of owning the trust preferred securities. It applies to you only if you acquire trust preferred securities upon their original issuance at their original offering price and you hold your trust preferred securities as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies;

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;

•	a bank;

•	a life insurance company;

•	a tax-exempt organization;

•	a person that owns the trust preferred securities as a position in a hedging transaction;

•	a person that owns the trust preferred securities as part of a straddle or conversion transaction for tax purposes; or

•	a United States Holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This section is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

If a partnership holds the trust preferred securities, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the trust preferred securities should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the trust preferred securities.

The junior subordinated debentures are a novel financial instrument, and there is no clear authority addressing their federal income tax treatment. We have not sought any rulings concerning the treatment of the junior subordinated debentures, and the opinion of our special tax counsel is not binding on the IRS. Investors should consult their tax advisors in determining the specific tax consequences and risks to them of purchasing, holding and disposing of the trust preferred securities, including the application to their particular situation of the United States federal income tax considerations discussed below, as well as the application of state, local, foreign or other tax laws.

Classification of the Junior Subordinated Debentures

In connection with the issuance of the junior subordinated debentures, Squire, Sanders & Dempsey L.L.P., special tax counsel to us and to the Issuer Trust, will render its opinion to us and the Issuer Trust to the effect that, under then current law and assuming full compliance with the terms of the indenture and other relevant documents, and based on the facts, assumptions and analysis contained in that opinion, as well as representations we made, the junior subordinated debentures held by the Issuer Trust will be respected as indebtedness of KeyCorp for United States federal income tax purposes (although there is no clear authority on point). The remainder of this discussion assumes that the junior subordinated debentures will not be recharacterized as other than indebtedness of KeyCorp.

Classification of the Issuer Trust

In connection with the issuance of the trust securities, Squire, Sanders & Dempsey L.L.P. will render its opinion to us and to the Issuer Trust generally to the effect that, under then current law and assuming full compliance with the terms of the trust agreement, the indenture and other relevant documents, and based on the facts and assumptions contained in that opinion, the Issuer Trust will be classified for United States federal income tax purposes as a grantor trust and not as an association taxable as a corporation. Accordingly, for United States federal income tax purposes, each holder of trust securities generally will be considered the owner of an undivided interest in the junior subordinated debentures. Each holder will be required to include in its gross income all interest or original issue discount (“OID”) and any gain recognized relating to its allocable share of those junior subordinated debentures.

United States Holders

This subsection describes the tax consequences to a “United States Holder.” You are a United States Holder if you are a beneficial owner of a trust preferred security and you are:

•	a citizen or resident of the United States;

•	a domestic corporation;

•	an estate whose income is subject to United States federal income tax regardless of its source; or

•	a trust if (1) a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust, or (2) such trust has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

As used in this summary, the term “non-United States Holder” means a beneficial owner that is not a United States Holder. If you are a non-United States Holder, this subsection does not apply to you and you should refer to “—Non-United States Holders” below.

Interest Income and Original Issue Discount

Under applicable Treasury regulations, a “remote” contingency that stated interest will not be timely paid will be ignored in determining whether a debt instrument is issued with original issue discount (“OID”). We believe that the likelihood of our exercising our option to defer payments is remote within the meaning of the regulations. Based on the foregoing, we believe that the junior subordinated debentures will not be considered to be issued with OID at the time of their original issuance. Accordingly, each holder of trust preferred securities should include in gross income that holder’s allocable share of interest on the junior subordinated debentures in accordance with that holder’s method of tax accounting.

Under the applicable Treasury Regulations, if the option to defer any payment of interest was determined not to be “remote,” or if we exercised that option, the junior subordinated debentures would be treated as issued with OID at the time of issuance or at the time of that exercise, as the case may be. Then, all stated interest on the junior subordinated debentures would thereafter be treated as OID as long as the junior subordinated debentures remained outstanding. In that event, all of a holder’s taxable interest income relating to the junior subordinated debentures would constitute OID that would have to be included in income on an economic accrual basis before the receipt of the cash attributable to the interest, regardless of that United States Holder’s method of tax accounting, and actual distributions of stated interest would not be reported as taxable income. Consequently, a holder of trust preferred securities would be required to include in gross income OID even though neither we nor the Issuer Trust will make actual payments on the junior subordinated debentures, or on the trust preferred securities, as the case may be, during an Optional Deferral Period.

No rulings or other interpretations have been issued by the IRS which have addressed the meaning of the term “remote” as used in the applicable Treasury Regulations, and it is possible that the IRS could take a position contrary to the interpretation in this prospectus supplement.

Because income on the trust preferred securities will constitute interest or OID, corporate holders of trust preferred securities will not be entitled to a dividends-received deduction relating to any income recognized relating to the trust preferred securities.

Receipt of Junior Subordinated Debentures or Cash Upon Liquidation of the Issuer Trust

Under the circumstances described in this prospectus supplement, junior subordinated debentures may be distributed to holders in exchange for trust securities upon the liquidation of the Issuer Trust. Under current law, that distribution, for United States federal income tax purposes, would be treated as a non-taxable event to each United States Holder, and each United States Holder would receive an aggregate tax basis in the junior subordinated debentures equal to that holder’s aggregate tax basis in its trust preferred securities. A United States Holder’s holding period in the junior subordinated debentures received in liquidation of the Issuer Trust would include the period during which the trust preferred securities were held by that holder. We describe the circumstances that may lead to distribution of the junior subordinated debentures under the caption “Description of the Trust Preferred Securities—Redemption or Exchange” in this prospectus supplement.

Under the circumstances described in this prospectus supplement, the junior subordinated debentures may be redeemed by us for cash and the proceeds of that redemption distributed by the Issuer Trust to holders in redemption of their trust preferred securities. Under current law, that redemption would, for United States federal income tax purposes, constitute a taxable disposition of the redeemed trust preferred securities. Accordingly, a United States Holder would recognize gain or loss as if it had sold those redeemed trust preferred securities for cash. See below under the caption “—Sales of Trust Preferred Securities” and above under the caption “Description of the Trust Preferred Securities—Redemption or Exchange” in this prospectus supplement.

Sales of Trust Preferred Securities

A United States Holder that sells trust preferred securities will be considered to have disposed of all or part of its ratable share of the junior subordinated debentures. That United States Holder will recognize gain or loss equal to the difference between its adjusted tax basis in the trust preferred securities and the amount realized on the sale of those trust preferred securities. Assuming that we do not exercise our option to defer payments of interest on the junior subordinated debentures and that the junior subordinated debentures are not deemed to be issued with OID, a United States Holder’s adjusted tax basis in the trust preferred securities generally will be its initial purchase price. If the junior subordinated debentures are deemed to be issued with OID, a United States Holder’s tax basis in the trust preferred securities generally will be its initial purchase price, increased by OID previously includible in that United States Holder’s gross income to the date of disposition and decreased by distributions or other payments received on the trust preferred securities since and including the date that the junior subordinated debentures were deemed to be issued with OID. That gain or loss generally will be a capital gain or loss, except to the extent of any accrued interest relating to that United States Holder’s ratable share of the junior subordinated debentures required to be included in income, and generally will be long-term capital gain or loss if the trust preferred securities have been held for more than one year.

Should we exercise our option to defer payment of interest on the junior subordinated debentures, the trust preferred securities may trade at a price that does not fully reflect the accrued but unpaid interest relating to the underlying junior subordinated debentures. In the event of that deferral, a United States Holder who disposes of its trust preferred securities between record dates for payments of distributions will be required to include in income as ordinary income accrued but unpaid interest on the junior subordinated debentures to the date of disposition and to add that amount to its adjusted tax basis in its ratable share of the underlying junior subordinated debentures deemed disposed of. To the extent the selling price is less than the holder’s adjusted tax basis, that holder will recognize a capital loss. Capital losses generally cannot be applied to offset ordinary income for United States federal income tax purposes.

Information Reporting and Backup Withholding

Generally, income on the trust preferred securities will be subject to information reporting. In addition, United States Holders may be subject to a backup withholding tax on those payments if they do not provide their taxpayer identification numbers to the trustee in the manner required, fail to certify that they are not subject to backup withholding tax, or otherwise fail to comply with applicable backup withholding tax rules. United States Holders may also be subject to information reporting and backup withholding tax with respect to the proceeds from a sale, exchange, retirement or other taxable disposition (collectively, a “disposition”) of the trust preferred securities. Any amounts withheld under the backup withholding rules will be allowed as a credit against the United States Holder’s United States federal income tax liability provided the required information is timely furnished to the IRS.

Non-United States Holders

Assuming that the junior subordinated debentures will be respected as indebtedness of KeyCorp, under current United States federal income tax law, no withholding of United States federal income tax will apply to a payment on a trust preferred security to a non-United States Holder under the “Portfolio Interest Exemption,” provided that:

•	that payment is not effectively connected with the holder’s conduct of a trade or business in the United States;

•	the non-United States Holder does not actually or constructively own 10 percent or more of the total combined voting power of all classes of our shares entitled to vote;

•	the non-United States Holder is not a controlled foreign corporation that is related directly or constructively to us through share ownership; and

•	the non-United States Holder satisfies the statement requirement by providing to the withholding agent, in accordance with specified procedures, a statement to the effect that that holder is not a United States person (generally through the provision of a properly executed Form W-8BEN).

If a non-United States Holder cannot satisfy the requirements of the Portfolio Interest Exemption described above, payments on the trust preferred securities (including payments in respect of OID, if any, on the trust preferred securities) made to a non-United States Holder should be subject to a 30 percent United States federal withholding tax, unless that holder provides the withholding agent with a properly executed statement (i) claiming an exemption from or reduction of withholding under an applicable United States income tax treaty; or (ii) stating that the payment on the trust preferred security is not subject to withholding tax because it is effectively connected with that holder’s conduct of a trade or business in the United States.

If a non-United States Holder is engaged in a trade or business in the United States (or, if certain tax treaties apply, if the non-United States Holder maintains a permanent establishment within the United States) and the interest on the trust preferred securities is effectively connected with the conduct of that trade or business (or, if certain tax treaties apply, attributable to that permanent establishment), that non-United States Holder will be subject to United States federal income tax on the interest on a net income basis in the same manner as if that non-United States Holder were a United States Holder. In addition, a non-United States Holder that is a foreign corporation that is engaged in a trade or business in the United States may be subject to a 30 percent (or, if certain tax treaties apply, those lower rates as provided) branch profits tax.

If, contrary to the opinion of our special tax counsel, junior subordinated debentures held by the Issuer Trust were recharacterized as equity of KeyCorp, payments on the junior subordinated debentures would generally be subject to U.S. withholding tax imposed at a rate of 30% or such lower rate as might be provided for by an applicable income tax treaty.

Any gain realized on the disposition of a trust preferred security generally will not be subject to United States federal income tax unless:

•	that gain is effectively connected with the non-United States Holder’s conduct of a trade or business in the United States (or, if certain tax treaties apply, is attributable to a permanent establishment maintained by the non-United States Holder within the United States); or

•	the non-United States Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met.

In general, backup withholding and information reporting will not apply to a payment of interest on a trust preferred security to a non-United States Holder, or to proceeds from the disposition of a trust preferred security by a non-United States Holder, in each case, if the holder certifies under penalties of perjury that it is a non-United States Holder and neither we nor our paying agent has actual knowledge to the contrary. Any amounts withheld under the backup withholding rules will be allowed as a credit against the non-United States Holder’s United States federal income tax liability provided the required information is timely furnished to the IRS. In general, if a trust preferred security is not held through a qualified intermediary, the amount of payments made on that trust preferred security, the name and address of the beneficial owner and the amount, if any, of tax withheld may be reported to the IRS.

THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER’S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE TRUST PREFERRED SECURITIES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

ERISA CONSIDERATIONS

Each fiduciary of an employee benefit plan subject to Title I of ERISA, a plan described in Section 4975 of the Code, including an individual retirement arrangement or a Keogh plan, a plan subject to provisions under applicable federal, state, local, non-U.S. or other laws or regulations that are similar to the provisions of Title I of ERISA or Section 4975 of the Code (“Similar Laws”), and any entity whose underlying assets include “plan assets” by reason of any such employee benefit plan’s investment in such entity (each of which we refer to as a “Plan”) should consider the fiduciary responsibility and prohibited transaction provisions of ERISA, applicable Similar Laws and Section 4975 of the Code in the context of the Plan’s particular circumstances before authorizing an investment in the trust preferred securities. Accordingly, such a fiduciary should consider, among other factors, that each Plan investing in the trust preferred securities will be deemed to have represented that the Plan’s purchase of the trust preferred securities is covered by one or more prohibited transaction exemptions. Plan fiduciaries should also consider whether the Plan’s investment in the trust preferred securities would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing their Plan.

Section 406 of ERISA and Section 4975 of the Code prohibit Plans subject to Title I of ERISA or Section 4975 of the Code (“ERISA Plans”) from engaging in certain transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code (“Parties in Interest”) regarding such an ERISA Plan. A violation of these “prohibited transaction” rules may result in an excise tax, penalty or other liabilities under ERISA and/or Section 4975 of the Code for such persons or, in the case of an individual retirement account, the occurrence of a prohibited transaction involving the individual who established the individual retirement account, or his or her beneficiaries, would cause the individual retirement account to lose its tax-exempt status, unless exemptive relief is available under an applicable statutory or administrative exemption. Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA or Section 4975(g)(3) of the Code) and foreign plans (as described in Section 4(b)(4) of ERISA) are not subject to the requirements of ERISA or Section 4975 of the Code.

ERISA and the Code do not define “plan assets.” However, regulations (the “Plan Assets Regulations”) promulgated under ERISA by the DOL generally provide that when an ERISA Plan subject to Title I of ERISA or Section 4975 of the Code acquires an equity interest in an entity that is neither a “publicly-offered security” nor a security issued by an investment company registered under the Investment Company Act, the ERISA Plan’s assets include both the equity interest and an undivided interest in each of the underlying assets of the entity unless it is established either that equity participation in the entity by “benefit plan investors” is not “significant” or that the entity is an “operating company,” in each case as defined in the Plan Assets Regulations. The Issuer Trust is not expected to qualify as an operating company and will not be an investment company registered under the Investment Company Act. For purposes of the Plan Assets Regulations, equity participation in an entity by benefit plan investors will not be significant if they hold, in the aggregate less than 25% of the value of any class of such entity’s equity, excluding equity interests held by persons (other than a benefit plan investor) with discretionary authority or control over the assets of the entity or who provide investment advice for a fee (direct or indirect) with respect to such assets, and any affiliates thereof. For purposes of this 25% test (the “Benefit Plan Investor Test”), “benefit plan investors” include all employee benefit plans, whether or not subject to ERISA or the Code, including governmental plans, “Keogh” plans, individual retirement accounts and pension plans maintained by foreign corporations, as well as any entity whose underlying assets are deemed to include plan assets under the Plan Assets Regulations (e.g., an entity of which 25% or more of the value of any class of equity interests is held by employee benefit plans or other benefit plan investors and which does not satisfy another exception under the Plan Assets Regulations). No assurance can be given that the value of the trust preferred securities held by “benefit plan investors” will be less than 25% of the total value of such trust preferred securities at the completion of the initial offering of the trust preferred securities or thereafter, and no monitoring or other measures will be taken regarding the satisfaction of the conditions to this exception. All of the trust common securities will be purchased and held by KeyCorp.

For purposes of the Plan Assets Regulations, a “publicly-offered security” is a security that is (a) “freely transferable,” (b) part of a class of securities that is “widely held”, and (c)(i) sold to the ERISA Plan as part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act of 1933 and such class of securities is registered under the Securities Exchange Act of 1934 within 120 days after the end of the fiscal year of the issuer during which the offering of such securities to the public occurred or (ii) is part of a class of securities that is registered under Section 12 of the Securities Exchange Act of 1934 (the “Registration Requirement”). It is anticipated that the trust preferred securities will be offered in a manner which satisfies the Registration Requirement. The Plan Assets Regulations provide that a security is “widely held” only if it is part of a class of securities that is owned by 100 or more investors independent of the issuer and of one another. A security will not fail to be “widely held” because the number of independent investors falls below 100 subsequent to the initial offering as a result of events beyond the control of the issuer. It is anticipated that the trust preferred securities will be “widely held” within the meaning of the Plan Assets Regulations, although no assurance can be given in this regard. The Plan Assets Regulations provide that whether a security is “freely transferable” is a factual question to be determined on the basis of all relevant facts and circumstances. The Plan Assets Regulations further provide that when a security is part of an offering in which the minimum investment in US $10,000 or less, certain restrictions described in the Plan Assets Regulations ordinarily will not, alone or in combination, affect the finding that such securities are “freely transferable.” It is anticipated that the trust preferred securities will be “freely transferable” within the meaning of the Plan Assets Regulations, although no assurance can be given in this regard.

As indicated above, there can be no assurance that any of the exceptions set forth in the Plan Assets Regulations will apply to the trust preferred securities, and, as a result, under the terms of the Plan Assets Regulations, an investing ERISA Plan’s assets could be considered to include an undivided interest in the assets held by the Issuer Trust (including the junior subordinated debentures).

If the assets of the Issuer Trust were to be deemed to be “plan assets” under ERISA, this would result, among other things, in (i) the application of the prudence and other fiduciary responsibility standards of ERISA to investments made by the Issuer Trust, and (ii) the possibility that certain transactions in which the Issuer Trust might seek to engage could constitute “prohibited transactions” under ERISA and the Code. If a prohibited transaction occurs for which no exemption is available, any fiduciary that has engaged in the prohibited transaction could be required (i) to restore to the ERISA Plan any profit realized on the transaction and (ii) to reimburse the ERISA Plan for any losses suffered by the ERISA Plan as a result of the investment. In addition, each disqualified person (within the meaning of Section 4975 of the Code) involved could be subject to an excise tax equal to 15% of the amount involved in the prohibited transaction for each year the transaction continues and, unless the transaction is corrected within statutorily required periods, to an additional tax of 100%. Plan fiduciaries who decide to invest in the Issuer Trust could, under certain circumstances, be liable for prohibited transactions or other violations as a result of their investment in the Issuer Trust or as co-fiduciaries for actions taken by or on behalf of the Issuer Trust. With respect to an individual retirement account (“IRA”) that invests in the Issuer Trust, the occurrence of a prohibited transaction involving the individual who established the IRA, or his or her beneficiaries, would cause the IRA to lose its tax-exempt status.

Regardless of whether the assets of the Issuer Trust are deemed to be “plan assets” of ERISA Plans investing in the Issuer Trust, as discussed above, the acquisition and holding of the trust preferred securities with “plan assets” of an ERISA Plan could itself result in a prohibited transaction. The DOL has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase and/or holding of the trust preferred securities by a Plan. These class exemptions are:

•	PTCE 96-23 (for certain transactions determined by “in-house asset managers”);

•	PTCE 95-60, as clarified by PTCE 2002-13 (for certain transactions involving insurance company general accounts);

•	PTCE 91-38, as clarified by PTCE 2002-13 (for certain transactions involving bank collective investment funds);

•	PTCE 90-1 (for certain transactions involving insurance company pooled separate accounts); and

•	PTCE 84-14, as clarified by PTCE 2002-13 (for certain transactions determined by independent “qualified professional asset managers”).

Such class exemptions may not, however, apply to all of the transactions that could be deemed prohibited transactions in connection with an ERISA Plan’s investment in the trust preferred securities.

Any insurance company considering the use of its general account assets to purchase trust preferred securities should consult with its counsel concerning matters affecting its purchase decision.

Because of ERISA’s prohibitions and those of Section 4975 of the Code, discussed above and the potential application of Similar Laws to Plans not subject to Title I of ERISA or Section 4975 of the Code (a “Non-ERISA Plan”), the trust preferred securities, or any interest therein, should not be purchased or held by any Plan or any person investing “plan assets” of any Plan, unless such purchase and holding either (i) is covered by the exemptive relief available under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 (or some other applicable class or individual exemption) (or, in the case of a Non-ERISA Plan, a similar exemption applicable to the transaction), or (ii) will not result in a prohibited transaction under ERISA or the Code or its equivalent under applicable Similar Laws. Accordingly, each purchaser or holder of the trust preferred securities or any interest therein will be deemed to have represented by its purchase and holding thereof that either:

•	it is not a Plan and no part of the assets to be used by it to purchase and/or hold such trust preferred securities or any interest therein constitutes “plan assets” of any Plan; or

•	it is itself a Plan, or is purchasing or holding the trust preferred securities or an interest therein on behalf of or with “plan assets” of one or more Plans, and each such purchase and holding of such securities either (i) satisfies the requirements of, and is entitled to full exemptive relief under, PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 (or some other applicable class or individual exemption) (or, in the case of a Non-ERISA Plan, a similar exemption applicable to the transaction) or (ii) will not result in a prohibited transaction under ERISA or the Code or its equivalent under applicable Similar Laws.

Although, as noted above, governmental plans and certain other plans are not subject to ERISA, including the prohibited transaction provisions thereof, or of Section 4975 of the Code, Similar Laws governing the investment and management of the assets of such plans may contain fiduciary and prohibited transaction provisions similar to those under ERISA and Section 4975 of the Code discussed above. Similarly, fiduciaries of other plans not subject to ERISA may be subject to other legal restrictions under applicable Similar Laws. Accordingly, fiduciaries of governmental plans or other plans not subject to ERISA, in consultation with their advisors, should consider the impact of their respective Similar Laws on their investment in trust preferred securities, and the considerations discussed above, to the extent applicable.

The foregoing discussion is general in nature and is not intended to be inclusive. Consequently, and due to the complexity of the fiduciary responsibility and prohibited transaction rules described above and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the trust preferred securities on behalf of or with “plan assets” of any Plan consult with their counsel, prior to any such purchase, regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether any exemption would be applicable and determine on their own whether all conditions of such exemption or exemptions have been satisfied such that the acquisition and holding of trust preferred securities by the purchaser Plan are entitled to full exemptive relief thereunder.

UNDERWRITING

Subject to the terms and conditions set forth in the underwriting agreement relating to the trust preferred securities, the Issuer Trust has agreed to sell to each of the underwriters listed below, and each of the underwriters has severally agreed to purchase from the Issuer Trust, the respective number of trust preferred securities shown opposite its name below:

Underwriters	Number of Trust Preferred Securities
UBS Securities LLC
KeyBanc Capital Markets, a division of McDonald Investments Inc.
CitigroupGlobal Markets Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Morgan Stanley & Co. Incorporated
Wachovia Capital Markets, LLC
Credit Suisse Securities (USA) LLC
Deutsche Bank Securities Inc.
Goldman, Sachs & Co.
RBC Dain Rauscher Inc

Total

The underwriting agreement provides that the obligations of the underwriters to purchase the trust preferred securities are subject to certain conditions and that, if any trust preferred securities are purchased by the underwriters under the underwriting agreement, all of the trust preferred securities agreed to be purchased by the underwriters under the underwriting agreement must be so purchased.

In view of the fact that the proceeds from the sale of the trust preferred securities will be used to purchase the junior subordinated debentures issued by us, the underwriting agreement provides that we will pay as compensation for the underwriters’ arranging the investment therein of such proceeds the following amounts to the account of the underwriters.

Paid by KeyCorp
Per trust preferred security	$

Total	$

The maximum commission or discount to be received for the sale of the trust preferred securities by any member of the National Association of Securities Dealers, Inc. (“NASD”) or independent broker or dealer will not be greater than 8%.

The underwriters propose to offer the trust preferred securities initially at the public offering price set forth on the cover page of this prospectus supplement, and to certain selected dealers (who may include the underwriters) at such public offering price less a concession not in excess of $     per trust preferred security. After the initial public offering, the public offering price and the concession to selected dealers may be changed from time to time by the underwriters.

Prior to this offering, there has been no public market for the trust preferred securities. We intend to apply to list the trust preferred securities on the New York Stock Exchange. If approved, trading of the trust preferred securities on the New York Stock Exchange is expected to commence within a 30-day period after the initial original issue date. In order to meet one of the requirements for listing the trust preferred securities on the New York Stock Exchange, the underwriters have agreed to sell the trust preferred securities to a minimum of 400 beneficial owners.

In order to facilitate the offering of the trust preferred securities, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the trust preferred securities. Specifically, the underwriters may over-allot in connection with the offering, creating a short position in the trust preferred securities for their own account. The underwriters can close out a short position by purchasing trust preferred securities in the open market. As an additional means of facilitating the offering of trust preferred securities, the underwriters may bid for and purchase these trust preferred securities in the open market to stabilize the price of these trust preferred securities. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or dealer for distributing the trust preferred securities in the offering if the syndicate repurchases previously distributed trust preferred securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the trust preferred securities above independent market levels or prevent or retard a decline in the market price of the trust preferred securities. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

To the extent permitted by applicable law and regulations, this prospectus supplement and the accompanying prospectus may be used by our broker-dealer affiliates, including, without limitation, McDonald Investments Inc., in connection with offers and sales of the trust preferred securities or in market-making transactions, including block positioning and block trades, at negotiated prices related to the prevailing market price at the time of sale, whether acting as principal or agent in such transactions. None of our broker-dealer affiliates, including, without limitation, McDonald Investments Inc., have any obligation to make a market in the trust preferred securities and any such affiliate may discontinue any market-making activities at any time without notice, at its sole discretion. Broker-dealers purchasing trust preferred securities from our affiliates, including, without limitation, McDonald Investments Inc., may be deemed to be underwriters as that term is defined in the Securities Act and subject to applicable prospectus delivery requirements.

We have been advised by the underwriters that certain underwriters presently intend to make a market in the trust preferred securities; however, none of the underwriters is obligated to do so. Any such market-making may be discontinued at any time, for any reason and without notice. If any of the underwriters ceases to act as a market-maker for the trust preferred securities for any reason, there can be no assurance that another firm or person will make a market in the trust preferred securities. There can be no assurance that an active market for the trust preferred securities will develop or, if a market does develop, at what prices the trust preferred securities will trade.

We estimate that our total expenses for this offering will be approximately $    .

Certain underwriters or their affiliates have from time to time provided investment banking and/or financial advisory services to us and our affiliates in the ordinary course of business, for which they have received customary fees, and they may continue to do so in the future. One of the underwriters, McDonald Investments Inc. (operating through its KeyBanc Capital Markets division), is our wholly owned broker-dealer subsidiary.

Because the NASD views the trust preferred securities as interests in a direct participation program, the offering is being made in compliance with Rule 2810 of the NASD’s Conduct Rules. The underwriters may not confirm sales to any discretionary account without the prior specific written approval of a customer.

A prospectus supplement and accompanying prospectus in electronic format may be made available on the web sites maintained by one or more of the underwriters. The representatives may agree to allocate a number of trust preferred securities to underwriters for sale to their online brokerage account holders. The representatives will allocate trust preferred securities to underwriters that may make Internet distributions on the same basis as other allocations. In addition, trust preferred securities may be sold by the underwriters to securities dealers who resell trust preferred securities to online brokerage account holders.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make in respect of such liabilities.

VALIDITY OF THE SECURITIES

Richards, Layton & Finger, P.A., Wilmington, Delaware, special Delaware counsel to the Issuer Trust, will pass upon certain matters of Delaware law relating to the validity of the trust preferred securities, the enforceability of the amended trust agreement and the creation of the Issuer Trust. Squire, Sanders & Dempsey L.L.P., Cleveland, Ohio, will pass upon the validity of the junior subordinated debentures and the guarantee for us. Sullivan & Cromwell LLP, New York, New York, will pass upon the validity of the junior subordinated debentures and the guarantee for the underwriters. Squire, Sanders & Dempsey L.L.P. and Sullivan & Cromwell LLP will rely upon the opinion of Richards, Layton & Finger, P.A. as to matters of Delaware law. Sullivan & Cromwell LLP regularly performs legal services for us and our subsidiaries.

Squire, Sanders & Dempsey L.L.P., as special tax counsel to us and the Issuer Trust, will pass upon certain matters relating to U.S. federal income tax considerations.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2005, and management’s assessment of the effectiveness of our internal control over financial reporting as of December 31, 2005, as set forth in their reports, which are incorporated by reference in this prospectus supplement and elsewhere in the registration statement. Our consolidated financial statements and management’s assessment are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

With respect to the unaudited condensed consolidated interim financial information of KeyCorp for the three-month periods ended March 31, 2006 and 2005, incorporated by reference in this prospectus supplement, Ernst & Young LLP has reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, Ernst & Young LLP’s separate report dated May 5, 2006, included in our quarterly report on Form 10-Q for the quarter ended March 31, 2006, and incorporated by reference, states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Ernst & Young LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited interim financial information because that report is not a “report” or a “part” of the registration statement prepared or certified by Ernst & Young LLP within the meaning of Sections 7 and 11 of the Securities Act of 1933.

127 Public Square

Cleveland, Ohio 44114-1306

(216) 689-6300

KEYCORP

Junior Subordinated Debt Securities

Share Purchase Contracts

Preferred Shares

Depositary Shares

Units

KEYCORP CAPITAL VIII

Trust Preferred Securities

Guaranteed on a subordinated basis by KeyCorp

We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest in the securities described in the applicable prospectus supplement. This prospectus may not be used to consummate sales of securities unless accompanied by a prospectus supplement and a pricing supplement, if any.

Our common stock is traded on the New York Stock Exchange under the symbol “KEY”.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy of this prospectus. Any representation to the contrary is a criminal offense in the United States.

These securities are unsecured and will not be savings accounts, deposits or other obligations of any of our bank or nonbank subsidiaries and are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund, the Savings Association Insurance Fund, the Bank Insurance Fund or any other governmental agency.

This prospectus is dated June 12, 2006.

Prospectus

Item	Page Number
Where You Can Find More Information	1
Consolidated Earnings Ratios	2
Validity of Securities	2
Experts	2

i

The words “we,” “our,” “ours” and “us” as used herein refer to KeyCorp and its subsidiaries, unless otherwise stated.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20002. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. In addition, our SEC filings are available to the public at the SEC’s Internet site at http://www.sec.gov and through the New York Stock Exchange Inc., 20 Broad Street, New York, New York 10005.

In this prospectus, as permitted by law, we “incorporate by reference” information from other documents that we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.

We incorporate by reference the documents listed below and any documents we file with the SEC in the future under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we or any underwriters sell all of the securities:

•	Annual Report on Form 10-K for the year ended December 31, 2005;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2006; and

•	Current Reports on Form 8-K filed on January 20, 2006 (two reports); February 8, 2006; March 10, 2006; April 5, 2006; and April 18, 2006.

Information furnished under Item 2.02 or 7.01 of our Current Reports on Form 8-K is not incorporated by reference.

You may request a copy of any of these filings, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, at no cost, by writing to or telephoning us at the following address:

KeyCorp

127 Public Square

Cleveland, Ohio 44114-1306

Attention: Investor Relations

(216) 689-6300

The trust has no separate financial statements. Any such statements would not be material to the holders of the trust preferred securities because the trust has no independent operations.

1

CONSOLIDATED EARNINGS RATIOS

The following table shows our consolidated ratios of earnings to fixed charges and preferred stock dividends for each of the years in the five-year period ended December 31, 2005, and for each of the three-month periods ended March 31, 2006 and 2005.

For the purpose of calculating the ratio of earnings to fixed charges and preferred stock dividends, we divided consolidated income, before income taxes and the cumulative effect of accounting changes, plus fixed charges by fixed charges. Fixed charges consist of:

•	consolidated interest expense, excluding or including interest on deposits, as the case may be; and

•	that portion of rental expense that is deemed representative of the interest factor, net of income from subleases.

	Three Months Ended March 31,		Years Ended December 31,
	2006	2005	2005	2004	2003	2002	2001
Ratios of earnings to fixed charges
Excluding deposit interest	2.61x	2.98x	2.90x	3.59x	3.17x	2.76x	1.19x
Including deposit interest	1.68x	1.95x	1.85x	2.14x	1.97x	1.80x	1.09x
Ratios of earnings to combined fixed charges and preferred stock dividends
Excluding deposit interest	2.61x	2.98x	2.90x	3.59x	3.17x	2.76x	1.19x
Including deposit interest	1.68x	1.95x	1.85x	2.14x	1.97x	1.80x	1.09x

VALIDITY OF SECURITIES

The validity of the securities offered hereby, other than any trust preferred securities, will be passed upon for us, as will be indicated in the applicable prospectus supplement, by either our General Counsel or a Deputy General Counsel or by Squire, Sanders & Dempsey L.L.P., Cleveland, Ohio. Richards, Layton & Finger P.A., Wilmington, Delaware, special Delaware counsel, will pass upon certain matters of Delaware law relating to the validity of any trust preferred securities.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2005, and management’s assessment of the effectiveness of our internal control over financial reporting as of December 31, 2005, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our consolidated financial statements and management’s assessment are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

With respect to the unaudited condensed consolidated interim financial information of KeyCorp for the three-month periods ended March 31, 2006 and 2005, incorporated by reference in this prospectus, Ernst & Young LLP has reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, Ernst & Young LLP’s separate report dated May 5, 2006, included in our quarterly report on Form 10-Q for the quarter ended March 31, 2006, and incorporated by reference, states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the

2

degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Ernst & Young LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited interim financial information because that report is not a “report” or a “part” of the registration statement prepared or certified by Ernst & Young LLP within the meaning of Sections 7 and 11 of the Securities Act of 1933.

3

            Enhanced Trust Preferred Securities

KeyCorp Capital VIII

            % Enhanced Trust Preferred Securities

(Liquidation amount $25 per trust preferred security)

Fully and unconditionally guaranteed, to the extent described herein, by

KeyCorp

PROSPECTUS

SUPPLEMENT

                        , 2006

(To Prospectus Dated June 12, 2006)

UBS Investment Bank

KeyBanc Capital Markets

Citigroup

Merrill Lynch & Co.

Morgan Stanley

Wachovia Securities

Credit Suisse

Deutsche Bank Securities

Goldman, Sachs & Co.

RBC Capital Markets